As filed with the Securities and Exchange Commission on January 31, 2013

Registration No. 333-182972

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	45-2482685
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

405 Park Avenue
New York, New York 10022
(212) 415-6500

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Nicholas S. Schorsch
Chief Executive Officer
American Realty Capital Properties, Inc.
405 Park Avenue
New York, New York 10022
(212) 415-6500

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With copies to:
Peter M. Fass, Esq.
Steven L. Lichtenfeld, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036-8299
(212) 969-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2013

PRELIMINARY PROSPECTUS

AMERICAN REALTY CAPITAL PROPERTIES, INC.

1,882,248 Shares of Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders named in this prospectus of up to: (i) 167,400 shares of our common stock that are issuable upon conversion of an equal number of shares of our Manager’s Stock issued in a private placement on September 6, 2011 in connection with our formation transactions, or the formation transactions, related to our initial public offering, or our IPO; (ii) 545,454 shares of our common stock (subject to adjustment as provided for in the articles supplementary with respect to our Series A Convertible Preferred Stock) upon conversion of our Series A Convertible Preferred Stock, having an aggregate liquidation preference of $11.00 per share issued in a private placement; (iii) 283,018 shares of our common stock (subject to adjustment as provided for in the articles supplementary with respect to our Series B Convertible Preferred Stock) upon conversion of our Series B Convertible Preferred Stock, having an aggregate liquidation preference of $10.60 per share, issued in a private placement; and (iv) 886,376 shares of our common stock in exchange for an equal number of units of limited partnership interests, or OP units, in ARC Properties Operating Partnership, L.P., a Delaware limited partnership of which we are the sole general partner, or our operating partnership, upon any redemption by one or more of the limited partners pursuant to their contractual rights, and, in each case, the possible resale from time to time of some or all of such shares of common stock by the selling stockholders named in this prospectus.

We are registering the applicable shares of our common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of OP units will redeem their OP units, that upon any such redemption we will elect, in our sole and absolute discretion, to exchange some or all of the OP units for shares of our common stock rather than cash, that all the conditions to converting shares of our Manager’s Stock, Series A Convertible Preferred Stock or Series B Convertible Preferred Stock for shares of our common stock will be satisfied or that any shares of our common stock will be sold by the selling stockholders.

We will receive no proceeds from any issuance of the shares of our common stock covered by this prospectus to the selling stockholders or from any sale of such shares by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus.

Our common stock is listed on The NASDAQ Stock Market, or NASDAQ, under the symbol “ARCP.”

Investing in our common stock involves risks. You should carefully read and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, on page 9 of this prospectus and in any related prospectus supplement before investing in our common stock.

We impose certain restrictions on the ownership and transfer of our common stock. You should read the information under the section entitled “Description of Capital Stock — Restrictions on Transfer and Ownership of Stock” in this prospectus for a description of these restrictions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2013

You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus. Neither we nor any of the selling stockholders have authorized any other person to provide you with different or additional information or make any representation that is different. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the registered securities to which it relates, and this prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any related prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information.

i

Basis of Presentation

We use certain defined terms throughout this prospectus that have the following meanings:

•	We use the term “net lease” throughout this prospectus. Under a net lease, the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. There are various forms of net leases, most typically classified as triple-net or double-net. Triple-net leases typically require the tenant to pay all costs associated with a property, including real estate taxes, insurance, utilities and routine maintenance in addition to the base rent. Double-net leases typically require the tenant to pay all the costs of triple-net leases, but hold the landlord responsible for capital expenditures, including the repair or replacement of specific structural or bearing components of a property, such as the roof or structure of the building. Accordingly, the owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a significant term and agrees that it will have either no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate-driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease.
•	We use the term “credit tenant” throughout this prospectus. When we refer to a “credit tenant,” we mean a tenant that has entered into a lease and that we determine is creditworthy. The term may include tenants with an investment-grade or below investment-grade credit rating or unrated tenants. To the extent we determine that a tenant is a “credit tenant” even though it does not have an investment-grade credit rating, we do so based on ARC’s (as defined below) reasonable determination that a tenant should have the financial wherewithal to honor its obligations under its lease with us. This reasonable determination is based on ARC’s substantial experience closing lease transactions and is made after evaluating all tenant due diligence materials that are made available to us, including financial statements and operating data.
•	We refer to properties that are leased on a “medium-term basis” throughout this prospectus. When we refer to properties that are leased on a “medium-term basis,” we mean properties originally leased long-term (10 years or longer) that are currently subject to net leases with remaining lease terms of generally three to eight years, on average. We were formed to continue and expand ARC’s business of investing in these types of properties.
•	We use the term “average annual rent” in this prospectus. When we refer to “average annual rent,” we mean the rental income under our leases reflecting straight-line rent adjustments associated with contractual rent increases in the leases as required by generally accepted accounting principles, as further adjusted to reflect the effect of (i) tenant concessions and abatements such as free rent, as applicable, (ii) in respect of our modified gross leased properties, the effect of operating expense reimbursement revenue less property operating expenses, as applicable, and (iii) with respect to our properties that are subject to ground leases, the effect of ground lease payments.

We use the following terms throughout this prospectus:

•	“ARC” or “our Sponsor” refers to AR Capital, LLC, a Delaware limited liability company (formerly known as American Realty Capital II, LLC) and its affiliated companies. We are externally managed and advised by our Manager (as defined below), a wholly-owned subsidiary of ARC, pursuant to the terms of a management agreement. We also rely on ARC for certain acquisition and debt capital services pursuant to the terms of an acquisition and capital services agreement.
•	“our Manager” refers to ARC Properties Advisors, LLC, a Delaware limited liability company, our external manager.
•	“the contributor” refers to ARC Real Estate Partners, LLC, an affiliate of our Sponsor that contributed the indirect interests in our initial 63 properties, or the contributed properties, to our operating partnership in exchange for 310,000 OP units in the formation transactions.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC. Under this process, selling stockholders named in this prospectus may sell our common stock from time to time. The exhibits to the registration statement of which this prospectus is a part and documents incorporated by reference herein contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in a prospectus supplement. Since these summaries may not contain all the information that you may find important in deciding whether to or purchase shares of our common stock offered by this prospectus, you should review the full text of these documents. The registration statement and the exhibits and other documents can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

This prospectus only provides you with a general description of our common stock that any selling stockholder may offer, which is not meant to be a complete description of our common stock. Each time a selling stockholder sells shares of our common stock, such selling stockholder will provide a prospectus and any related prospectus supplement containing specific information about the terms of the applicable offering, as required by law. Such prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any related prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

Selling stockholders may offer the shares directly, through agents, or to or through underwriters. A prospectus supplement may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of shares of our common stock. See “Plan of Distribution.”

Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, references to “our company,” “we,” “us” and “our” mean American Realty Capital Properties, Inc. and its consolidated subsidiaries, including, without limitation, our operating partnership.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of shares of our common stock by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 19, 2012;
•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, filed with the SEC on May 9, 2012;
•	our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, filed with the SEC on July 31, 2012;
•	our Quarterly Report on Form 10-Q for the three months ended September 30, 2012, filed with the SEC on October 29, 2012;
•	our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 5, 2012, January 12, 2012, January 23, 2012, January 30, 2012, February 27, 2012, March 1, 2012, March 19, 2012, March 27, 2012, March 29, 2012, April 18, 2012, April 27, 2012, May 2, 2012, May 7, 2012, May 8, 2012, May 15, 2012, May 29, 2012, June 1, 2012, June 6, 2012, June 12, 2012, June 13, 2012, June 18, 2012, June 22, 2012, June 27, 2012, July 6, 2012, July 9, 2012, July 11, 2012, July 26, 2012, July 30, 2012, August 1, 2012, August 17, 2012, August 27, 2012, August 31, 2012, September 11, 2012, September 27, 2012, October 1, 2012, October 2, 2012, October 17, 2012, October 23, 2012, October 26, 2012, October 29, 2012, October 31, 2012, November 27, 2012, November 30, 2012, December 17, 2012, December 18, 2012, December 27, 2012, January 3, 2013, January 9, 2013, January 15, 2013, January 18, 2013, January 22, 2013 (three on this date) January 25, 2013, January 28, 2013 and January 29, 2013; and
•	the description of our common stock included in our registration statement on Form 8-A filed with the SEC on August 1, 2011.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the shares of our common stock covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any related prospectus supplement and any previously filed documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for those documents should be directed to us as follows: American Realty Capital Properties, Inc., 405 Park Avenue, New York, New York 10022, Attn: Investor Relations, Telephone: (212) 415-6500.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance with those requirements, file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as this registration statement and the exhibits and schedules thereto, can be inspected at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may be obtained at prescribed rates. Information about the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Copies of these documents may be available on our website at www.americanrealtycapitalproperties.com. Our internet website and the information contained therein or connected thereto are not incorporated into this prospectus or any amendment or supplement thereto.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the SEC’s rules and regulations. For further information about us and our common stock, we refer you to the registration statement and to such exhibits and schedules. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. and through the SEC’s website. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements:

•	our use of the proceeds of offerings of securities;
•	our business and investment strategy;
•	our ability to renew leases as they expire;
•	the performance and economic condition of our tenants;
•	our ability to make additional investments in a timely manner or on acceptable terms;
•	current credit market conditions and our ability to obtain long-term financing for our property investments in a timely manner and on terms that are consistent with what we project when we invest in the property;
•	the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;
•	our ability to make scheduled payments on our debt obligations;
•	our ability to generate sufficient cash flows to make distributions to our stockholders;
•	the degree and nature of our competition;
•	the availability of qualified personnel;
•	our ability to maintain our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes;
•	risks associated with the ability to consummate our merger with American Realty Capital Trust, III, Inc., a Maryland corporation, or ARCT III, as described more fully below, and the timing of the consummation of the merger;
•	the risk that the anticipated benefits from our merger with ARCT III may not be realized or may take longer to realize than expected;
•	unexpected costs or unexpected liabilities that may arise from the our merger with ARCT III, whether or not consummated; and
•	the factors included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, including those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to shares of our common stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

THE COMPANY

We are an externally managed real estate company that focuses on owning and acquiring single-tenant free-standing commercial real estate properties primarily subject to medium-term net leases with high credit quality tenants.

We focus on investing in properties that are net leased to (i) credit tenants, which are generally large public companies with investment-grade and other creditworthy tenants and (ii) governmental, quasi-governmental and not-for-profit entities. We intend to invest in properties with tenants that reflect a diversity of industries, geographies and sizes. A significant majority of our net lease investments have been and will continue to be in properties net leased to investment-grade tenants, although at any particular time our portfolio may not reflect this. As of September 30, 2012, our property portfolio consisted of 124 single-tenant, free-standing properties (excluding one vacant property), located in 24 states, with over 2.1 million leasable square feet leased to 14 different tenants doing business in 10 different industries and 100% of the annualized rental income from our properties not otherwise held for sale in a taxable REIT subsidiary, or TRS, is derived from credit tenants based on the criteria described above. Since the closing of our IPO and as of September 30, 2012, we have successfully grown and diversified our property portfolio by acquiring an additional 63 properties and approximately 1.4 million leasable square feet. To our knowledge, we are one of the few public REITs that is traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused on investing in single-tenant, free-standing commercial real estate that is primarily net leased on a medium-term basis, primarily to investment-grade credit-rated and other creditworthy tenants.

We are a Maryland corporation. We have qualified to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2011. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our qualification as a REIT. We also operate our business in a manner that permits us to maintain our exemption from registration under the Investment Company Act of 1940, as amended.

Our principal executive offices are located at 405 Park Avenue, New York, New York 10022. Our telephone number is (212) 415-6500. We maintain a website at www.americanrealtycapitalproperties.com. Information on our website is not, and should not be interpreted to be, part of this prospectus.

PENDING MERGER

On December 14, 2012, we entered into an Agreement and Plan of Merger with ARCT III, Tiger Acquisition, LLC, a Delaware limited liability company and one of our wholly owned subsidiaries, or Merger Sub, our operating partnership, and American Realty Capital Operating Partnership III, L.P., a Delaware limited partnership and the operating partnership of ARCT III, or the ARCT III Operating Partnership. The merger agreement provides for the merger of ARCT III with and into Merger Sub, with Merger Sub surviving as one of our wholly owned subsidiaries. In addition, the merger agreement provides for the merger of ARCT III Operating Partnership with and into our operating partnership, with our operating partnership being the surviving entity. Both we and ARCT III are advised by affiliates of AR Capital, LLC.

In connection with our merger, each outstanding share of common stock of ARCT III will be converted into the right to receive (i) 0.95 of a share of our common stock or (ii) $12.00 in cash, but in no event will the aggregate consideration paid in cash be paid on more than 30% of the shares of ARCT III’s common stock issued and outstanding. If the aggregate elections for payment in cash exceed 30% of the number of shares of ARCT III’s common stock, then the amount of cash consideration paid on cash elections will be reduced on a pro rata basis with the remaining consideration paid in our common stock. In addition, in connection with the merger of our operating partnership, each outstanding unit of equity ownership of the ARCT III Operating Partnership will be converted into the right to receive 0.95 of the same class of unit of equity ownership in our operating partnership.

After the completion of the mergers, based on property ownership as of September 30, 2012, we will own 506 net leased properties containing approximately 10.1 million square feet with a weighted average remaining lease term of 11.4 years.

We and ARCT III have made customary representations, warranties and covenants in the merger agreement, including, among others, ARCT III’s covenant not to, nor to permit any subsidiary of ARCT III to, solicit alternative transactions or, subject to certain limited exceptions, participate in discussions relating to an alternative transaction or furnish non-public information relating to an alternative transaction.

The merger agreement provides that either we or ARCT III may terminate the merger agreement if the merger effective time has not occurred by May 31, 2013 (subject to our right or the right of ARCT III to extend this date by up to 60 days) and provided that any termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was a principal cause of, or resulted in, the merger not closing. The merger agreement also contains certain termination rights for us and ARCT III, including, without limitation, the ability of ARCT III to terminate the merger agreement if it receives an acquisition proposal that the ARCT III board of directors determines constitutes a superior proposal, or should the ARCT III board of directors effect an adverse recommendation change to the ARCT III stockholders. In connection with the termination of the merger agreement for such reasons and under other specified circumstances, ARCT III will be required to reimburse up to $10.0 million of our out-of-pocket expenses.

The mergers, which are expected to close during the first quarter of 2013, are subject to certain closing conditions, including, among other things (a) amendment of our management agreement to, among other things (i) eliminate certain acquisition and financing fees payable by us (exclusive of certain pipeline properties), (ii) the internalization of certain accounting, leasing and other management functions and (iii) the reduction of certain asset management fees, (b) the approval of the merger by a majority of all the votes entitled to be cast on the matter by the holders of all of ARCT III’s outstanding shares of common stock, (c) the approval of the issuance of our common stock to the ARCT III stockholders of at least a majority of the votes cast by our stockholders (provided the total number of votes cast constitutes a quorum), (d) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards, and (e) delivery of tax opinions. There can be no assurance these conditions will be satisfied or waived, if permitted, or the occurrence of any effect, event, development or change will not transpire. Therefore, there can be no assurance with respect to the timing of the closing of the mergers or whether the mergers will be completed at all.

As noted above, currently, to our knowledge, we are one of the few public REITs that is traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused on investing in single-tenant, free standing commercial real estate that is primarily net leased on a medium-term basis, primarily to investment-grade credit-rated and other creditworthy tenants. If the mergers with ARCT III and the ARCT III Operating Partnership are consummated we expect to modify our investment strategy so that 70% of our portfolio will consist of long-term net leases and 30% of our portfolio will consist of medium-term net leases with a combined average remaining lease term of 10 – 12 years. We believe these mergers, as well as our proposed new investment strategy, will allow us to create a unique portfolio of net lease properties that will give stockholders the opportunity to benefit from a combination of stable income from a roster of high quality tenants as well as growth potential associated with the re-leasing of expiring below-market leases.

RISK FACTORS

Investing in our common stock involves risks. Before exchanging OP units, or converting shares of our Series A Convertible Preferred Stock, shares of our Series B Convertible Preferred Stock or shares of our Manager’s Stock, for shares of our common stock or purchasing shares of our common stock from the selling stockholders offered by this prospectus you should carefully consider the risks discussed below and the risks, uncertainties and additional information set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and SEC reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties discussed below and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Related to Exchange of OP Units for Common Stock

The exchange of OP units for shares of our common stock is a taxable transaction.

The exchange of OP units for shares of our common stock will be treated for United States federal income tax purposes as a sale of the OP units by the limited partner making the exchange. A limited partner will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the “amount realized” by the limited partner in the exchange and the limited partner’s adjusted tax basis in the OP units exchanged. Generally, the amount realized by a limited partner on an exchange will be the fair market value of the shares of our common stock received in the exchange, plus the amount of our operating partnership’s liabilities allocable to the OP units being exchanged. The recognition of any loss resulting from an exchange of OP units for shares of our common stock is subject to a number of limitations set forth in the Internal Revenue Code of 1986, as amended, or the Code. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of our common stock received upon the exchange. In addition, the ability of a limited partner to sell a substantial number of shares of our common stock in order to raise cash to pay tax liabilities associated with the exchange of our OP units may be restricted and, as a result of stock price fluctuations, the price the holder receives for the shares of our common stock may not equal the value of the OP units at the time of the exchange.

An investment in our common stock is different from an investment in OP units.

If a limited partner exchanges his or her OP units for shares of our common stock, he or she will become one of our common stockholders rather than a limited partner in our operating partnership. Although the nature of an investment in our common stock is similar to an investment in OP units, there are also differences between ownership of OP units and ownership of our common stock. These differences include:

•	form of organization,
•	management control,
•	voting and consent rights,
•	liquidity, and
•	federal income tax considerations.

Risks Related to Conversion of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock into Common Stock.

An investment in our common stock is different from an investment in our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock.

If a holder of shares of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock converts his or her shares into shares of our common stock, he or she will become one of our common stockholders rather than a holder of Series A Convertible Preferred Stock or a holder of Series B Convertible Preferred Stock. Our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock each has certain rights, preferences and privileges more favorable than those of our common stock. Although the nature of an investment in our common stock is similar to an investment in our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, there are also differences between ownership of our common stock and ownership of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock. These differences include:

•	distribution amount;
•	seniority of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock with respect to distributions upon liquidation;
•	voting and consent rights;
•	liquidity; and
•	redemption rights.

Risks Related to Ownership of Our Common Stock

Market interest rates may have an effect on the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of OP units or conversion of shares of our Series A Convertible Preferred Stock, shares of Series B Convertible Preferred Stock or shares of Manager’s Stock under this prospectus, or the perception that such sales might occur could adversely affect the market price of our common stock.

The exchange of OP units or conversion of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Manager’s Stock for shares of our common stock, the exercise of any options or the vesting of any restricted stock granted to certain directors, officers and other employees under the American Realty Capital Properties, Inc. Equity Plan, the issuance of our common stock, preferred stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock, preferred stock or Manager’s Stock could have an adverse effect on the market price of our common stock. Additionally, the existence of OP units, options, shares of our common stock reserved for issuance as restricted shares of our common stock or upon exchange of OP units or conversion of preferred stock or other securities may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

Our share price could be volatile and could decline, resulting in a substantial or complete loss on your investment.

The stock markets, including NASDAQ, on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	our operating performance and the performance of other similar companies;
•	actual or anticipated differences in our operating results;
•	changes in our revenue or earnings estimates or recommendations by securities analysts;
•	publication of research reports about us or our industry by securities analysts;
•	changes in market valuations of similar companies;
•	adverse market reaction to any additional debt we incur in the future;
•	additions and departures of our key personnel or key personnel of our Manager or ARC;
•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;
•	the passage of legislation or other regulatory developments that adversely affect us or our industry;
•	speculation in the press or investment community;
•	the realization of any of the other risk factors presented or incorporated by reference in this prospectus;
•	actions by institutional stockholders;
•	changes in accounting principles;
•	terrorist acts; and
•	general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Future offerings of debt, which would be senior to our common stock upon liquidation, and preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may increase our capital resources by making offerings of debt or additional preferred equity securities, including senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to certain of our selling stockholders named in the section entitled “Selling Stockholders.” We will not receive any of the proceeds from the issuance of shares of our common stock to such holders or the resale of shares of our common stock from time to time by such selling stockholders.

The selling stockholders will pay any underwriting discounts and agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NASDAQ listing fees, fees and expenses of our counsel and accountants, and any blue sky fees and expenses.

SELLING STOCKHOLDERS

The shares of common stock included in this offering are 1,882,248 shares that may be sold by the selling stockholders. We refer to these shares as “resale shares.” None of the resale shares are currently outstanding. We may issue the resale shares to the selling stockholders upon the exchange of 167,400 outstanding shares of Manager’s Stock, 545,454 outstanding shares of Series A Convertible Preferred Stock, 283,018 outstanding shares of Series B Convertible Preferred Stock and 886,376 outstanding OP units.

The selling stockholders may offer and sell from time to time under this prospectus any and all of the resale shares. Information about the selling stockholders is set forth herein. Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. There are currently no agreements, arrangements or understandings with respect to the sale of any of the resale shares that will be held by the selling stockholders.

The following table provides the names of the selling stockholders, the maximum number of shares of our common stock issuable to such selling stockholders in the exchange or upon conversion, as applicable, and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the exchange or upon conversion, as applicable, in each case as of December 31, 2012. The selling stockholders are not required to exchange their OP units for shares of common stock, nor are we required to issue shares of common stock (in lieu of our operating partnership redeeming the OP units for cash) to any selling stockholder who elects to exchange OP units. Additionally, the conditions to converting shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Manager’s Stock for shares of common stock may not be satisfied. To the extent we do issue shares of common stock upon exchange of OP units or conversion of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Manager’s Stock, the selling stockholders may from time to time offer for sale all, some or none of the shares of common stock shown in the following table. The followintg table assumes the conversion ratio for the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock is one-to-one.

Name(1)	Shares of Common Stock Owned Prior to the Exchange / Conversion	Maximum Number of Shares of Our Common Stock Issuable in the Exchange / Conversion and Available for Resale		Shares of Our Common Stock Owned Following the Exchange / Conversion(2)(3)		Maximum Number of Shares of Our Common Stock to be Resold	Shares of Our Common Stock Owned after Resale(3)(4)
				Shares	Percent		Shares	Percent
AR Capital, LLC(5)	1,630,369	167,400	(6)	1,797,769	15.87%	167,400	1,630,369	14.39%
ARC Real Estate Partners, LLC(7)	—	310,000	(8)	310,000	2.70%	310,000	—	—
Setzer Investments No. 3, LLC(9)	—	291,582	(8)	291,582	2.55%	291,582	—	—
Setzer Investments No. 5, LLC(10)	—	96,121	(8)	96,121	0.85%	96,121	—	—
Arvin Properties, LLC(11)	—	173,223	(8)	173,223	1.53%	173,323	—	—
DGW Investments, LLC(12)	—	15,450	(8)	15,450	0.14%	15,450	—	—
CAMBR Company, Inc.(13)	—	545,454		545,454	4.66%	545,454	—	—
The CAMBR Charitable Foundation Trust(13)	—	283,018		283,018	2.47%	283,018	—	—
Total	1,630,369	1,882,248		3,512,617	26.93%	1,882,248	1,630,369	14.39%

(1)	Selling stockholders that are entities may distribute shares of common stock prior to sale under this prospectus. The selling stockholders also may include persons who are donees, pledgees or successors-in-interest of the listed selling stockholders.

(2)	Amounts assume that all shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Manager’s Stock or OP units, as applicable, are exchanged for, converted into or redeemed for, as applicable, shares of our common stock. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock issued in exchange for, or upon conversion of, as applicable, shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Manager’s Stock or OP units, as applicable, of only such selling stockholder. Also assumes that no transactions with respect to our common stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Manager’s Stock or OP units occur other than the exchange.
(3)	Based on a total of 11,157,643 shares of our common stock, which figure includes 167,400 shares of our Manager’s Stock, outstanding as of December 31, 2012.
(4)	Assumes the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock issued in exchange for, upon conversion of or upon redemption of, as applicable, shares of our Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Manager’s Stock or OP units, as applicable, of only such selling stockholder. It is difficult to estimate with any degree of certainty the amount and percentage of shares of common stock that would be held by each selling stockholder after completion of the offering. First, we have the option to satisfy OP unit redemption requests by paying the cash value of the OP units rather than issuing shares of our common stock and there are conditions to the conversion of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Manager’s Stock for shares of common stock that may not be satisfied. The number of shares offered hereby assumes we elect to satisfy all OP unit redemption requests by issuing shares of common stock and all the conditions to the conversion of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Manager’s Stock for shares of common stock are satisfied. Second, assuming a selling stockholder receives shares of common stock upon redemption of such holder’s OP units or conversion of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Manager’s Stock, such stockholder may offer all, some or none of such shares.
(5)	AR Capital, LLC is owned by Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. and controlled by Nicholas S. Schorsch. Nicholas S. Schorsch is our chairman and chief executive officer, Edward M. Weil, Jr. is our president, chief operating officer, secretary, treasurer and one of our directors, Peter M. Budko is our executive vice president and chief investment officer and Brian S. Block is our executive vice president and chief financial officer. From our inception until March 2012, William M. Kahane was our president, chief operating officer and a director.
(6)	Represents an equal number of shares of Manager’s Stock held by our Manager, a wholly-owned subsidiary of AR Capital, LLC, our Sponsor.
(7)	ARC Real Estate Partners, LLC is owned by Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block and Edward M. Weil, Jr. and controlled by Nicholas S. Schorsch. Nicholas S. Schorsch is our chairman and chief executive officer, Edward M. Weil, Jr. is our president, chief operating officer, secretary, treasurer and one of our directors, Peter M. Budko is our executive vice president and chief investment officer and Brian S. Block is our executive vice president and chief financial officer. From our inception until March 2012, William M. Kahane was our president, chief operating officer and a director.
(8)	Represents an equal number of OP units held by such selling stockholder.
(9)	Setzer Investments No. 3, LLC is owned by Brett T. Setzer and James S. Setzer and controlled by Brett T. Setzer.
(10)	Setzer Investments No. 5, LLC is owned by Brett T. Setzer and James S. Setzer and controlled by Brett T. Setzer.
(11)	Arvin Properties, LLC is owned by William M. Arvin, Anne M. Arvin, Mary Burch Arvin and William M. Arvin, Jr. and controlled by William M. Avin.
(12)	David G. Williams is the sole owner of DGW Investments, LLC.
(13)	Allen Skolnick is the sole owner of CAMBR Company, Inc. and a trustee of The CAMBR Charitable Foundation Trust. Mr. Skolnick owns 368,775 shares of common stock of American Realty Capital Daily Net Asset Value Trust, Inc., or DNAV, a non-traded REIT sponsored and managed by ARC. As of December 31, 2012, Mr. Skolnick owns 41.4% of DNAV's outstanding shares of common stock.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the shares of our common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. The selling stockholders will be responsible for any underwriting discounts or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	on NASDAQ or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	through the settlement of short sales;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell shares under Rule 144 promulgated under the Securities Act rather than under this prospectus or any related prospectus supplement.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers which may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and deliver the shares to close out such short position. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus or any related prospectus supplement.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any compensation received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any related prospectus supplement or pricing supplement, as the case may be. However, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of NASDAQ pursuant to Rule 153 under the Securities Act.

The selling stockholders will be subject to the Exchange Act, including Regulation M promulgated thereunder, which may limit the timing of purchases and sales of common stock by the selling stockholders and their affiliates.

Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of common stock involved, (iii) the price at which such shares were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (iv) other facts material to the transaction.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus or any related prospectus supplement forms a part.

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter (including the applicable articles supplementary designating the terms of a class or series of preferred stock) and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

General

Our charter authorizes us to issue up to 350.0 million shares, consisting of 240.0 million shares of common stock, par value $0.01 per share, 10.0 million shares of Manager’s Stock, par value $0.01 per share, and 100.0 million shares of preferred stock, par value $0.01 per share, 545,454 shares of which have been classified and designated as Series A Convertible Preferred Stock and 283,018 shares of which have been classified and designated as Series B Convertible Preferred Stock. As of December 31, 2012, we had the following stock issued and outstanding: (i) 11,157,643 shares of common stock, which figure includes 167,400 shares of our Manager’s Stock, which are subject to certain vesting restrictions, (ii) 545,454 shares of our Series A Convertible Preferred Stock and (iii) 283,018 shares of our Series B Convertible Preferred Stock. For a description of some of the terms of our outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, see the respective articles supplementary designating the terms of each such class of preferred stock which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, including any subsequently filed amendments thereto and reports filed for the purpose of updating such descriptions, referred to under “Incorporation of Certain Documents by Reference.”

Our Board of Directors, with the approval of a majority of the entire Board of Directors and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the holders of our common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our Board of Directors and declared by us; and
•	are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs.

Upon issuance for full payment therefor, all common stock issued by us will be fully paid and non-assessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. Holders of our common stock generally will have no appraisal rights.

Subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock and except as may otherwise be provided in the terms of any class or series of common stock, holders of our common stock are entitled to one vote per share on all matters on which holders of our common stock are entitled to vote at all meetings of our stockholders. The holders of our common stock do not have cumulative voting rights.

The holders of common stock shall vote together with the holders of shares of Manager’s Stock as a single class on all matters. Holders of shares of our common stock shall be entitled to vote for the election of directors. Directors may be removed from office, with or without cause, by the affirmative vote of stockholders entitled to cast not less than 66- 2/3% of the total votes entitled to be cast generally in the election of directors. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum). Any director elected to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

Manager’s Stock

Except as set forth in our charter, the Manager’s Stock has the same rights as our common stock, including, without limitation, as follows:

•	The holders of the Manager’s Stock have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our Board of Directors and declared by us and are entitled to share ratably in all our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs.
•	The holders of the Manager’s Stock are entitled to one vote per share on all matters on which holders of our common stock are entitled to vote at all meetings of our stockholders. The holders of the Manager’s Stock do not have cumulative voting rights.
•	There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of the Manager’s Stock. The holders of the Manager’s Stock generally will have no appraisal rights.
•	The holders of the Manager’s Stock will vote together with holders of our common stock as a single class on all matters, including voting for the election of directors.

The Manager’s Stock is a separate class of stock that, at such time as any dividends are paid on our common stock, is entitled to receive a concurrent dividend per share in an amount equal to 1% of such dividend received on each share of common stock. At such time that we cover the payment of cash dividends declared on shares of our common stock with adjusted funds from operations for the six immediately preceding months, to the extent any shares of Manager’s Stock remain outstanding, no dividends will be authorized or paid or set aside for payment on shares of our common stock until the holders of the Manager’s Stock then outstanding have received dividends per share of Manager’s Stock equal to the cash dividends that were paid on each share of common stock, less the amount of any concurrent dividends that were paid on the Manager’s Stock, that were not so paid on such shares of Manager’s Stock during the period in which such shares of common stock and Manager’s Stock were outstanding. Upon the occurrence of this dividend triggering event and the payment of all deferred dividends pursuant to the foregoing sentence, each share of Manager’s Stock will convert into a share of common stock; provided, that to the extent any shares of Manager’s Stock remain subject to further vesting requirements, such vesting requirements will apply to the shares of common stock into which such shares of Manager’s Stock were converted. Except if our Manager is terminated for “cause” pursuant to the management agreement or resigns as manager under the management agreement other than for reason of our default in the performance or observance of any material term condition or covenant contained in the management agreement beyond the applicable cure period, in the event that our Manager no longer manages our business affairs, holders of the Manager’s Stock will be entitled to exchange their shares of Manager’s Stock for shares of our common stock. The Manager’s Stock will be subject to any further restrictions contained in the American Realty Capital Properties, Inc. Equity Plan pursuant to which it is issued.

Preferred Stock

General

Under our charter, our Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series and to fix the terms thereof. Our Board of Directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

Series A Convertible Preferred Stock

There are currently 545,454 shares of Series A Convertible Preferred Stock outstanding, which, together with the 283,018 shares of our Series B Convertible Preferred Stock described below, constitute all of our outstanding preferred stock. Our Series A Convertible Preferred Stock ranks senior with respect to dividends and upon liquidation to our common stock, on parity with our Series B Convertible Preferred Stock and junior to any other preferred stock we may issue other than additional series of our Series A Convertible Preferred Stock and additional series of our Series B Convertible Preferred Stock. Dividends are payable in cash at a rate per annum equal to $0.77 per share of Series A Convertible Preferred Stock. Such dividends are cumulative from the date of issuance of the Series A Convertible Preferred Stock and are payable monthly.

If (i) we dissolve or wind up, (ii) we consolidate or merge such that there results a change in our control or (iii) we sell or transfer all or substantially all of our assets other than to an affiliate, the holders of our Series A Convertible Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, liquidating distributions in an amount equal to the greater of (i) (A) $11.00 per share, plus all accrued and unpaid dividends, or the liquidation preference, plus (B) the applicable redemption premium equal to 1% of the liquidation preference or (ii) an amount per share of Series A Convertible Preferred Stock equal to the amount which would have been payable had each share of Series A Convertible Preferred Stock been converted into shares of common stock immediately prior to such liquidation, merger or sale. The foregoing terms of our Series A Convertible Preferred Stock could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

We may redeem our Series A Convertible Preferred Stock, in whole, or in part, at a cash redemption price equal to the liquidation preference, plus a redemption premium equal to 1% of the liquidation preference. Each share of Series A Convertible Preferred Stock is convertible starting from and after the date which is one year from the issue date into the number of shares of common stock obtained by dividing the aggregate liquidation preference of each such share by $11.00, or the conversion price. In addition, if the market price of our shares of common stock is less than $3.25 (subject to customary adjustments), then each share of Series A Convertible Preferred Stock will be automatically converted into such number of shares of our common stock obtained by dividing the aggregate liquidation preference per share by the conversion price. The conversion price will be adjusted upon the occurrence of the following events: (i) the payment of a dividend or distribution on our capital stock in shares of our common stock; (ii) a combination, subdivision or reclassification of shares of our common stock; (iii) the issuance to all holders of our common stock of rights, options or warrants entitling such holders to subscribe for or purchase common stock at less than the then current market price; and (iv) with certain exceptions, the distribution to all holders of our common stock of capital stock (other than common stock), evidences of indebtedness, assets or rights or warrants to subscribe for or purchase our securities. No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to 1% of such price; provided, however, that any adjustment not required to be made because of such limitation shall be carried forward and taken into account in any subsequent adjustment. No adjustment to the conversion price will be made with respect to common stock issued pursuant to any dividend reinvestment plan.

Except as expressly required by law and in certain other limited circumstances, the holders of our Series A Convertible Preferred Stock are not entitled to vote. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Convertible Preferred Stock is required to amend or repeal any provision of, or add any provision to, the charter, including the terms of our Series A Convertible Preferred Stock, if such action would materially and adversely affect the voting powers, rights or preferences of the shares of our Series A Convertible Preferred Stock. The amendment of or supplement to our charter to authorize, create or increase the number of authorized shares ranking senior, junior to or on a parity with our Series A Convertible Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of our Series A Convertible Preferred Stock.

With respect to the exercise of the above-described voting rights, each share of Series A Convertible Preferred Stock shall have one vote per share.

No holder of shares of Series A Convertible Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares (whether now or hereafter authorized) of any of our common stock convertible into, or carrying a right to subscribe to or acquire, shares.

Series B Convertible Preferred Stock

There are currently 283,018 shares of Series B Convertible Preferred Stock outstanding, which, together with the 545,454 shares of our Series A Convertible Preferred Stock described above, constitute all of our outstanding preferred stock. Our Series B Convertible Preferred Stock ranks senior with respect to dividends and upon liquidation to our common stock, on parity with our Series A Convertible Preferred Stock and junior to any other preferred stock we may issue other than additional series of our Series B Convertible Preferred Stock and additional series of our Series A Convertible Preferred Stock. Dividends are payable in cash at a rate per annum equal to $0.74 per share of Series B Convertible Preferred Stock. Such dividends are cumulative from the date of issuance of the Series B Convertible Preferred Stock and are payable monthly.

If (i) we dissolve or wind up, (ii) we consolidate or merge such that there results a change in our control or (iii) we sell or transfer all or substantially all of our assets other than to an affiliate, the holders of our Series B Convertible Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, liquidating distributions in an amount equal to the greater of (i) (A) $10.60 per share, plus all accrued and unpaid dividends, or the liquidation preference, plus (B) the applicable redemption premium equal to 1% of the liquidation preference or (ii) an amount per share of Series B Convertible Preferred Stock equal to the amount which would have been payable had each share of Series B Convertible Preferred Stock been converted into shares of common stock immediately prior to such liquidation, merger or sale. The foregoing terms of our Series B Convertible Preferred Stock could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

We may redeem our Series B Convertible Preferred Stock, in whole, or in part, at a cash redemption price equal to the liquidation preference, plus a redemption premium equal to 1% of the liquidation preference. Each share of Series B Convertible Preferred Stock is convertible starting from and after the date which is one year from the issue date into the number of shares of common stock obtained by dividing the aggregate liquidation preference of each such share by $10.60, or the conversion price. In addition, if the market price of our shares of common stock is less than $3.80 (subject to customary adjustments), then each share of Series B Convertible Preferred Stock will be automatically converted into such number of shares of our common stock obtained by dividing the aggregate liquidation preference per share by the conversion price. The conversion price will be adjusted upon the occurrence of the following events: (i) the payment of a dividend or distribution on our capital stock in shares of our common stock; (ii) a combination, subdivision or reclassification of shares of our common stock; (iii) the issuance to all holders of our common stock of rights, options or warrants entitling such holders to subscribe for or purchase common stock at less than the then current market price; and (iv) with certain exceptions, the distribution to all holders of our common stock of capital stock (other than common stock), evidences of indebtedness, assets or rights or warrants to subscribe for or purchase our securities. No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to 1% of such price; provided, however, that any adjustment not required to be made because of such limitation shall be carried forward and taken into account in any subsequent adjustment. No adjustment to the conversion price will be made with respect to common stock issued pursuant to any dividend reinvestment plan.

Except as expressly required by law and in certain other limited circumstances, the holders of our Series B Convertible Preferred Stock are not entitled to vote. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series B Convertible Preferred Stock is required to amend or repeal any provision of, or add any provision to, the charter, including the terms of our Series B Convertible Preferred Stock, if such action would materially and adversely affect the voting powers, rights or preferences of the shares of our Series B Convertible Preferred Stock. The amendment of or supplement to our charter to authorize, create or increase the number of authorized shares ranking senior, junior to or on a parity with our

Series B Convertible Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of our Series B Convertible Preferred Stock.

With respect to the exercise of the above-described voting rights, each share of Series B Convertible Preferred Stock shall have one vote per share.

No holder of shares of Series B Convertible Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares (whether now or hereafter authorized) of any of our common stock convertible into, or carrying a right to subscribe to or acquire, shares.

Power to Reclassify Shares of Our Stock

Our Board of Directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our Board of Directors is required by the Maryland General Corporation Law, or the MGCL, and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and
Preferred Stock

We believe that the power of our Board of Directors to amend our charter from time to time to increase the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have the authority to issue, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock into other classes or series of stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as additional shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities are then listed or traded. Although our Board of Directors does not intend to do so, it could authorize us to issue a class or series of common stock or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Transfer and Ownership of Stock

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock; we refer to these limitations as the “ownership limits.” Our Board of Directors granted our Sponsor an exemption from these ownership limits, effective as of January 1, 2011, in connection with our

Sponsor’s purchase of shares of our common stock in our IPO. In addition, consistent with our charter, our Board of Directors has increased the ownership limits as they apply to our Sponsor and its affiliates to no more than 28.0%, and has further limited the ownership limits as they apply to everyone else to 5.25%, in value of the aggregate of our outstanding shares of stock and in value or in number of shares, whichever is more restrictive, of any class or series of our shares of stock.

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 5.25% (or, in the case of our Sponsor, 28.0%) in value of the aggregate of our outstanding shares of stock and 5.25% (or, in the case of our Sponsor, 28.0%) (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

Our Board of Directors may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits or establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in our being “closely held” under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by our Board of Directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of our Board of Directors, rent from such tenant would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must represent and covenant to the satisfaction of our Board of Directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, our Board of Directors may, but is not be required to, obtain an opinion of counsel or Internal Revenue Service, or IRS, ruling satisfactory to our Board of Directors with respect to our qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate. Consistent with our charter, our Board of Directors has granted an exemption from the ownership limits and established an excepted holder limit with respect to the holder of our Series A Convertible Preferred Stock as it relates to all outstanding shares of Series A Convertible Preferred Stock and the shares of our common stock owned by the equity owner of such holder.

In connection with granting an exemption from the ownership limits or establishing an excepted holder limit or at any other time, our Board of Directors may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such person’s percentage ownership of shares of our stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of our stock in excess of such percentage ownership will be in violation of the applicable limits. Our Board of Directors may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of our stock then outstanding. Prior to any modification of the ownership limits, our Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.

Our charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in:

•	any person violating the ownership limits or such other limit established by our Board of Directors; or
•	our company being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void from the time of such purported transfer.

Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares of stock at market price, defined generally as the last reported sales price reported on NASDAQ (or other applicable exchange), the market price per share of such stock on the day of the event which resulted in the transfer of such shares of stock to the charitable trust) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the charitable trust by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. We may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

If we do not buy the shares, the charitable trustee must, within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.

The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trust; and
•	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible action, then the charitable trustee may not rescind and recast the vote.

If our Board of Directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our Board of Directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of our stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock, our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock is Computershare Trust Company, N.A.

Listing

Our shares of common stock are listed on NASDAQ under the symbol “ARCP.” Our shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Manager’s Stock are not listed on an exchange and we do not intend to apply to have any such shares listed on an exchange in the future.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter and bylaws provide that the number of directors we have may be established only by resolution adopted by the affirmative vote of a majority of our entire Board of Directors, but may not be fewer than the minimum number permitted under Maryland law nor more than 15. We currently have five directors. Our bylaws provide that vacancies in our Board of Directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Any director may resign at any time. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors.

Our bylaws require that each director be an individual at least 21 years of age who is not under legal disability and that at least a majority of our directors will be individuals whom our Board of Directors has determined are “independent” under the standards established by our Board of Directors and in accordance with the then applicable NASDAQ listing standards.

Our charter provides that any director may be removed from office, with or without cause, by the affirmative vote of the stockholders entitled to cast not less than 66 2/3% of the total votes entitled to be cast generally in the election of directors. This provision may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Action by Stockholders

Under the MGCL, common stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our charter and bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, including with respect to the vote by the stockholders for the election of the directors, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of our Board of Directors, which means that the holders of a majority of shares of our outstanding common stock and Manager’s Stock voting together as a single class can elect all the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for a lesser percentage for mergers, sales of all or substantially all of our assets or share exchanges. Our charter further provides that (a) except for amendments to the provisions of our charter relating to director removal and the vote required for certain charter amendments, which require the affirmative vote of stockholders entitled to cast two-thirds of the vote entitled to be cast in such matter, we may not amend or repeal the provisions of our charter without the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote on such matter and (b) we may not dissolve without the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote on such matter.

Also, our operating assets are held by our subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our Board of Directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. Special meetings of stockholders may be called upon the request of a majority of our directors, the chairman of the Board, the president or the chief executive officer and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting (subject to the stockholders’ compliance with certain procedures set forth in our bylaws). Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting. The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

One or more persons who together are and for at least six months have been stockholders of record of at least five percent of the outstanding shares of any class of our stock are entitled to receive a copy of our stockholder list upon request in accordance with Maryland law. The list provided by us will include each stockholder’s name and address and the number of shares owned by each stockholder and will be made available within 20 days of the receipt by us of the request. Stockholders and their representatives shall also be given access to our bylaws, the minutes of stockholder proceedings, our annual statements of affairs and any voting trust agreements on file at our principal office during usual business hours. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests unrelated to the stockholder’s interests in his or her stock.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot consolidate, merge, sell all or substantially all of its assets or engage in a share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different proportion, which may not be less than a majority of all the votes entitled to be cast on the matter, is specified in the corporation’s charter. As permitted by Maryland law, our charter provides that any of these actions must be approved by the affirmative vote of at least two-thirds of our directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Also, many of our operating assets are held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders. Any amendment, waiver, alteration or repeal of any provision of, or addition to, the charter or the bylaws affecting the supermajority voting provisions of the Board of Directors in connection with our consolidation or merger, a sale of all or substantially all of our assets or engaging in a share exchange, including the requisite vote or percentage required to approve or take such actions, must be approved by the affirmative vote of not less than two-thirds of the Board of Directors. As a result of this provision, if Nicholas S. Schorsch and Edward M. Weil, Jr., both of our directors who are also principals of ARC, dissent from an extraordinary transaction, such as the merger of our company into another company, such directors would have the right to block such transaction from occurring. These supermajority voting provisions applicable to our Board of Directors could prevent a change in control of us that might involve a premium for our common stock or otherwise be in the best interests of our stockholders.

Our charter provides that, in the case of any reorganization, share exchange, consolidation, conversion or merger of us with or into another person in which shares of our common stock are converted into (or entitled to receive with respect thereto) shares of stock or other securities or property (including cash), each holder of a share of our (i) common stock, (ii) Series A Convertible Preferred Stock, (iii) Series B Convertible Preferred Stock and (iv) Manager’s Stock will be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash), subject, with respect to our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock, to adjustments as set forth in our charter.

Under the MGCL, a Maryland corporation generally cannot amend its charter unless advised by its board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter.

Except as set forth below, our charter may be amended only with the approval of our Board of Directors and the affirmative vote of at least a majority of all of the votes entitled to be cast on the matter. Any amendment, waiver, alteration or repeal of any provision of, or addition to, the charter or the bylaws affecting the supermajority voting provisions of the Board of Directors in connection with our consolidation or merger, a sale of all or substantially all of our assets or engaging in a share exchange, including the requisite vote or percentage required to approve or take such actions, must be approved by the affirmative vote of not less than two-thirds of the Board of Directors. Our charter further provides that, except for amendments to the provisions of our charter relating to director removal and the vote required for certain charter amendments, which require the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on such matter, we may not amend or repeal the provisions of our charter without the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote on such matter.

Our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our Board of Directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Dissolution

Our dissolution must be declared advisable by a majority of our entire Board of Directors and approved by the affirmative vote of the holders of a majority of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.

Business Combinations

Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or, generally, any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our Board of Directors has by resolution exempted business combinations (1) between us and any person, provided that such business combination is first approved by our Board of Directors (including a majority of directors who are not affiliates or associates of such person) and (2) between us and our Sponsor, our Manager, our operating partnership or any of their respective affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time by our Board of Directors. If this resolution is repealed, or our Board of Directors does not otherwise approve a business combination with a person other than our Sponsor, our Manager, our operating partnership or any of their respective affiliates, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person that has made or proposed to make the control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter provides otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors for the removal of a director from the Board, (2) vest in the Board the exclusive power to fix the number of directors and (3) require, unless called by our chairman of the Board, chief executive officer, president or a majority of our directors, the request of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting on such matter to call a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders.

Advance Notice of Director Nominations and New Business

Our bylaws provide that nominations of individuals for election to the Board or proposals of other business may be made at an annual meeting (1) pursuant to the company’s notice of meeting, (2) by or at the direction of our Board of Directors, or (3) by any stockholder of record both at the time of giving of notice pursuant to the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws currently require the stockholder to provide notice to the secretary containing the information required by our bylaws not earlier than 5:00 p.m., Eastern Time, on the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to the Board may be made at a special meeting, (1) by or at the direction of the Board of Directors, (2) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in accordance with our bylaws and has supplied the information required by our bylaws about each individual whom such stockholder proposes to nominate for election as a director or (3) provided that the special meeting has been called for the purpose of electing directors, by any stockholder who is a holder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in our bylaws. Such stockholder may nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our Board of Directors to be elected at the meeting.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. Our charter also permits us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and to any employee or agent of our company or of any predecessor.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

We also are party to indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF ARC PROPERTIES
OPERATING PARTNERSHIP, L.P.

A summary of the material provisions of the Amended and Restated Agreement of Limited Partnership, as amended, of our operating partnership, or the partnership agreement, is set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, or the DRULPA, and the partnership agreement. We have incorporated by reference into the registration statement of which this prospectus is a part a copy of the partnership agreement.

General

Substantially all of our assets are, and will continue to be, held by, and substantially all of our operations are, and will continue to be, conducted through, our operating partnership, either directly or through subsidiaries. Partnership interests in the operating partnership are divided into “units.” The operating partnership has four classes of units: (a) OP Units; (b) Series A Preferred Units; (c) Series B Preferred Units; and (d) Manager’s Units. Upon the consummation of the merger of our operating partnership with the ARCT III Operating Partnership, it is expected that our operating partnership will have two additional classes of units: (y) Class B Units and (z) LTIP Units. We are the sole general partner of our operating partnership and we own OP Units representing a general partner interest in our operating partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, make distributions to partners, and to cause changes in the operating partnership’s business activities. We also are a limited partner of our operating partnership and we own OP Units, Series A Preferred Units, Series B Preferred Units and Manager’s Units representing our limited partnership interest in the operating partnership. As of December 31, 2012 we own, either directly or through subsidiaries, 92.5% of the outstanding interests in our operating partnership through our ownership of OP Units, Series A Preferred Units, Series B Preferred Units and Manager’s Units.

OP Units also are held by the contributor, an affiliate of our Sponsor, which contributed indirect interests in our initial 63 properties to our operating partnership in the formation transactions, and by affiliates of Setzer Properties, LLC, the seller of our FedEx Freight portfolio. All holders of OP Units (including us in our capacity as a general or limited partner) are entitled to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to their respective percentage interests in our operating partnership. The OP Units are not listed on any exchange or quoted on any national market system.

Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. Such provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of qualifying parties;
•	transfer restrictions on the OP Units;
•	the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners; and
•	the right of the limited partners to consent to transfers of our general partner interest and mergers or consolidations involving us under specified limited circumstances.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or a sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries);
•	as a result of such transaction, all limited partners (other than us or our subsidiaries) will receive for each OP Unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common stock, each holder of OP Units (other than those held by us or our subsidiaries) shall be given the option to exchange its OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or
•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each OP Unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than units held by us, are contributed, directly or indirectly, to the operating partnership as a capital contribution in exchange for units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (1) transfer all or any portion of our general partner interest to any of our wholly-owned subsidiaries that (i) is either a state law corporation or is eligible to make, and has validly made, an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes and (ii) is a TRS, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange or OTC interdealer quotation system on which shares of our common stock are listed or traded.

Capital Contribution

We contributed, directly, to our operating partnership substantially all of the proceeds of our IPO as our initial capital contribution in exchange for substantially all of the OP Units and have contributed substantially all of the net proceeds of subsequent offerings of our common and preferred stock in exchange for additional OP Units, Series A Preferred Units and Series B Preferred Units. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares, as additional capital to the operating partnership. Upon the contribution of cash or other property received in exchange for the issuance of common stock, we will receive one OP Unit for each share issued by us. Upon the contribution of the cash or other property received in exchange for the issuance of each share of equity stock other than common stock, we will receive one unit with rights and preferences respecting distributions corresponding to the rights and preferences of the equity stock that we issued. If we contribute additional capital to the operating partnership, our partnership interest will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis if we contribute any additional capital. In addition, when we contribute additional capital to the operating partnership, we can revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership has issued, and may issue in the future additional, preferred partnership interests, in connection with acquisitions of property or otherwise, which have priority over OP Units with respect to distributions from the operating partnership, including the partnership interests we own.

Redemption Rights

Pursuant to the partnership agreement, any limited partners, other than us, receive redemption rights, which will enable them to cause the operating partnership to redeem their OP Units in exchange for cash or, at the option of the operating partnership, our common stock on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of shares of our common stock issuable upon redemption of OP Units held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect the operating partnership to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the Aggregate Share Ownership Limit or any Excepted Holder Limit, each as defined in our charter;
•	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);
•	result in our being “closely held” within the meaning of Code Section 856(h);
•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Code Section 856(d)(2)(B);
•	cause us to fail to qualify as a REIT under the Code; or
•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock or OP Units for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

REIT Qualifications

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any U.S. federal income tax liability associated with our retained net capital gain) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Code Section 7704.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all costs and expenses relating to our continuity of existence and operation of the special limited partner and subsidiaries thereof;
•	all costs and expenses relating to our offerings and registration of securities;
•	all costs and expenses associated with any repurchase by us of any securities;
•	all costs and expenses associated with our preparation and filing of any of periodic or other reports and communications under federal, state or local laws or regulations, including filings with the SEC;
•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body, including the SEC and any securities exchange;
•	all expenses associated with compensation of our employees;

•	all costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for our employees;
•	all costs and expenses incurred by us relating to any issuance or redemption of partnership interests; and
•	all other operating or administrative costs incurred by us in the ordinary course of business on behalf of or in connection with the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, we have fiduciary duties under applicable Delaware law to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to the company.

The limited partners of our operating partnership expressly will acknowledge that, as general partner, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

Class B Units

After the consummation of the merger of the ARCT III Operating Partnership with and into our operating partnership, our operating partnership may have outstanding Class B Units, which are intended to be profits interests and that were issued by the ARCT III Operating Partnership to an affiliate of our Sponsor. In general, Class B Units represent a special class of units in our operating partnership and will receive the same per unit profit distributions as the outstanding OP Units. However, as profits interests, Class B Units initially do not have full parity, on a per unit basis, with the OP Units with respect to liquidating distributions. Upon the occurrence of the specified events described in detail below with respect to revaluations and the capital account equalization of LTIP Units, the capital accounts of the holders of Class B Units with respect to such Class B Units can be similarly equalized so that over time the Class B Units can achieve full parity with the OP Units and therefore accrete to an economic value for the holder equivalent to the OP Units. Upon achieving full parity with OP Units, a Class B Unit will be convertible into an OP Unit at any time.

LTIP Units

After the consummation of the merger of the ARCT III Operating Partnership with and into our operating partnership, we may, at any time, cause our operating partnership to issue LTIP Units to members of our senior management team. These LTIP Units will vest on such terms as are determined by our compensation committee. In general, LTIP Units are a special class of units in our operating partnership and will receive the same per unit profit distributions as the outstanding OP Units. However, as profits interests, LTIP Units initially will not have full parity, on a per unit basis, with the OP Units with respect to liquidating distributions, and a holder of LTIP Units would receive nothing if our operating partnership were liquidated immediately after the LTIP Unit is awarded. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with the OP Units and therefore accrete to an economic value for the holder equivalent to the OP Units. In order for LTIP Units to have full parity with the OP Units, the capital accounts of the holders of LTIP Units with respect to such LTIP Units would have to be equalized (on a per unit basis) with the capital accounts of the holders of the OP Units. This capital account equalization per unit would occur through special allocations of net increases in valuation (if any) of our assets upon the occurrence of certain revaluation events permitted under the Code and Treasury regulations including: (i) the acquisition of an additional interest in our operating partnership by a new or existing partner in exchange for more than a de minimus capital contribution, (ii) the distribution by our operating partnership of more than a de minimus amount of property as consideration for an interest in the operating partnership, (iii) the liquidation of the operating partnership, (iv) the redemption or conversion of LTIP Units into OP Units or common stock or (v) at such other times as our company reasonably determines to be necessary or desirable to comply with

Treasury regulations (including the issuance of more than a de minimis amount of new LTIP Units). LTIP Units cannot achieve immediate full parity with OP Units under any circumstances at the time of grant of such LTIP Units. Upon equalization of the capital accounts and full vesting of the LTIP Units, an LTIP Unit will be convertible into an OP Unit at any time. There is a risk that an LTIP Unit will never become convertible because of insufficient special allocations of net increases in valuation of our assets upon revaluation events to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP Units may be less than the value of an equal number of shares of our common stock.

Distributions

The partnership agreement sets forth the manner in which distributions from the partnership will be made to partnership unit holders. Distributions from the partnership will be made at the times and in the amounts determined by us, as the general partner.

Upon the consummation of the merger of the ARCT III Operating Partnership with and into our operating partnership, our partnership agreement generally will provide that cash available for distribution, excluding net proceeds from the liquidation of our operating partnership, or net liquidating proceeds, will be distributed to the partners as follows:

•	first, 100% to us as holder of the Series A Preferred Units and/or the Series B Preferred Units, pro rata in proportion to the relative accrued and unpaid Preferred Return until the Preferred Return has been met with respect to the Series A Preferred Units and Series B Preferred Units; and
•	thereafter, 100% to us as holder of OP Units and Manager’s Units, and any other holder of OP Units, Class B Units and/or LTIP Units entitled to such distributions, pro rata in proportion to the holders’ respective percentage interests with respect to OP Units, Manager’s Units, Class B Units and/or LTIP Units; provided, that prior to the Distribution Triggering Event (as defined in the partnership agreement), distributions on Manager’s Units shall be equal to 1% of distributions on OP Units, and upon the Distribution Triggering Event, prior to any additional distributions on the OP Units, distributions shall be made on any Manager’s Units outstanding equal to the excess of (a) the amount of distributions that would have been made on such Manager’s Units had distributions been made on such Manager’s Units equal to the distributions made on the OP Units over (b) the distributions previously made on such Manager’s Units.

Net liquidating proceeds will be distributed to partners as follows:

•	first, 100% to us as holder of the Series A Preferred Units and/or the Series B Preferred Units, pro rata in proportion to the relative accrued and unpaid Preferred Return until the Preferred Return has been met with respect to the Series A Preferred Units and Series B Preferred Units;
•	second, 100% to us as holder of the Series A Preferred Units and/or the Series B Preferred Units, pro rata in proportion to the relative number of Preferred Units until the aggregated capital contributions made with respect to the Series A Preferred Units and Series B Preferred Units have been returned; and
•	thereafter, 100% to us as holder of OP Units and Manager’s Units, and any other holder of OP Units, Class B Units and/or LTIP Units entitled to such distributions, pro rata in proportion to the holders’ respective percentage interests with respect to OP Units, Manager’s Units, Class B Units and/or LTIP Units; provided, that distributions on Manager’s Units shall be adjusted as described above in the prior paragraph, provided further, that to the extent Class B Units and/or LTIP Units have not achieved full parity with the OP Units prior to such distribution, the percentage interest of a holder of such Class B Units and/or LTIP Units shall be adjusted as provided in the partnership agreement.

The Preferred Return referred to above with respect to a Series A Preferred Unit is equal to a cumulative, non-compounded annual rate of $0.77. The Preferred Return referred to above with respect to a Series B Preferred Unit is equal to a cumulative, non-compounded annual rate of $0.74.

The partnership agreement also provides that, as general partner, we have the right to amend the distribution provisions of the partnership agreement to reflect the issuance of additional classes of units. The partnership agreement further provides that, as general partner, we shall use our commercially reasonable efforts to ensure sufficient distributions are made to meet the REIT annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the operating partnership any remaining assets of the operating partnership will be distributed, subject to any preferences with respect to the Series A Preferred Units and Series B Preferred Units, to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Upon the consummation of the merger of the ARCT III Operating Partnership with and into our operating partnership, our operating partnership agreement generally will provide that, subject to any special allocations with respect to Class B Units or LTIP Units provided in the partnership agreement, net income, net loss and, to the extent necessary, individual items of income, gain, loss or deduction of the operating partnership (other than net property gain or net property loss from actual or hypothetical capital transactions) will be allocated among the partners as follows:

•	first, net income, but not net loss, shall be allocated to us as holder of Series A Preferred Units and/or Series B Preferred Units to the extent of the aggregate amount of any distributions of cash available for distribution made to meet their respective Preferred Returns, pro rata in proportion to their relative accrued Preferred Return; and
•	thereafter, net income and net loss shall be allocated to us as holder of OP Units and Manager’s Units, and any other holder of OP Units, Class B Units and/or LTIP Units, pro rata in proportion to the holders’ respective percentage interests with respect to OP Units, Manager’s Units, Class B Units and/or LTIP Units, subject to adjustment with respect to Manager’s Units as described above under “—Distributions”; provided, that net loss, and to the extent necessary, individual items of loss or deduction shall be allocated (A) first to the holders OP Units, Manager’s Units, Class B Units and LTIP Units until the capital account for each such holder with respect to its OP Units, Manager’s Units, Class B Units and LTIP Units has been reduced to zero (but not below zero), (B) then to the holders of Series A Preferred Units and/or Series B Preferred Units until the capital account for each such holder with respect to its Series A Preferred Units and/or Series B Preferred Units has been reduced to zero (but not below zero), and (C) thereafter to the general partner.

Subject to any special allocations with respect to Class B Units or LTIP Units provided in the partnership agreement, net property gain and net property loss and, to the extent necessary, any other individual items comprising net property gain and net property loss of our operating partnership will be allocated among the partners as follows:

•	first, net property gain, but not net property loss, shall be allocated to us as holder of Series A Preferred Units and/or Series B Preferred Units until our capital account with respect to such Series A Preferred Units and/or Series B Preferred Units is equal to the liquidation amount with respect to such Series A Preferred Units and/or Series B Preferred Units as set forth in the partnership agreement;
•	second, net property gain, but not net property loss, shall be allocated to us as holder of Series A Preferred Units and/or Series B Preferred Units to the extent of the aggregate amount of any distributions of net liquidating proceeds made to meet their respective Preferred Returns, pro rata in proportion to their relative accrued Preferred Return;
•	thereafter, net property gain and net property loss shall be allocated to us as holder of OP Units and Manager’s Units, and any other holder of OP Units, Class B Units and/or LTIP Units, pro rata in proportion to the holders’ respective percentage interests with respect to OP Units, Manager’s Units, Class B Units and/or LTIP Units, subject to adjustment with respect to Manager’s Units as described above under “—Distributions”; provided, that net property loss, and to the extent necessary, individual items comprising net property los shall be allocated (A) first to the holders OP Units, Manager’s Units, Class B Units and LTIP Units until the capital account for each such holder with respect to its OP Units, Manager’s Units, Class B Units and LTIP Units has been reduced to zero (but not below zero), (B) then to the holders of Series A Preferred Units and/or Series B Preferred Units until the capital account for each such holder with respect to its Series A Preferred Units and/or Series B Preferred Units has been reduced to zero (but not below zero), and (C) thereafter to the general partner.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	an event of bankruptcy, as defined in the partnership agreement (unless (A) the limited partners elect to continue the partnership, or (B) at the time of the occurrence of such event, there is at least one remaining general partner of the operating partnership who is thereby authorized to and does carry on the business of the operating partnership);
•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership, provided, that if the operating partnership receives an installment obligation as consideration for such sale or other disposition, the operating partnership shall continue, unless sooner dissolved under the provisions of the partnership agreement, until such time as such installment obligations are paid in full;
•	the redemption of all OP Units unless we decide to continue the partnership by the admission of one or more limited partners by the admission of one or more additional limited partners effective as of such redemption;
•	an election in writing by us in our capacity as the general partner that the operating partnership should be dissolved;
•	such time as there are no limited partners of the operating partnership, unless the business of the operating partnership is continued in accordance with the DRULPA; or
•	the entry of a decree of judicial dissolution of the operating partnership under Section 17-802 of the DRULPA.

Tax Matters

Our partnership agreement provides that we will be the tax matters partner of the operating partnership and, as such, we will have authority to handle tax audits and to make tax elections under the Code and Treasury Regulation promulgated thereunder on behalf of the operating partnership.

EXCHANGE OF OP UNITS FOR, AND CONVERSION OF MANAGER’S STOCK, SERIES A CONVERTIBLE PREFERRED STOCK OR SERIES B CONVERTIBLE PREFERRED STOCK INTO, SHARES OF COMMON STOCK

Exchange of OP Units for Common Stock

Terms of the Exchange

The selling stockholders collectively hold an aggregate of 886,376 OP units. The contributor and affiliates of Setzer Properties LLC, holders of 310,000 OP units and 576,376 OP units, respectively, may require our operating partnership to redeem their OP units on or after September 6, 2012 and May 31, 2013, respectively, by delivering to us, as general partner of our operating partnership, a notice of redemption. Upon receipt of the notice of redemption, we may, in our sole and absolute discretion, redeem such units for cash or, subject to the limitations on ownership and transfer of our common stock set forth in our charter, elect to exchange some or all of those OP units for shares of our common stock on a one-for-one basis, subject to adjustment as described in the section entitled “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P. — Redemption Rights.”

Once we receive a notice of redemption from a limited partner, we will determine whether to redeem the tendering partner’s OP units for cash or exchange some or all of the tendering partner’s OP units for shares of our common stock. We will promptly notify the tendering partner if we decide to exchange the tendering partner’s OP units for shares of our common stock. Any shares of our common stock that we issue will be duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction other than those provided in:

•	our charter;
•	our bylaws;
•	the Securities Act;
•	relevant state securities or blue sky laws; and
•	any applicable registration rights agreement with respect to the shares entered into by the tendering partner.

Each tendering partner will continue to own all OP units subject to any redemption or exchange, and be treated as a limited partner with respect to the OP units for all purposes, until the limited partner transfers the OP units to us, is paid for them or receives shares of our common stock in exchange for them. Until that time, the limited partner will have no rights as one of our stockholders with respect to the shares issued under this prospectus.

Conditions to the Exchange

We will issue shares of our common stock in exchange for OP units to a tendering partner if each of the following conditions is satisfied or waived:

•	the delivery of common stock to the redeeming limited partner will not:
º	result in any person owning, directly or indirectly, common stock in excess of the share ownership limit;
º	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);
º	result in our being “closely held” within the meaning of Code Section 856(h);
º	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Code Section 856(d)(2)(B);

º	cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any management company failing to qualify as an eligible independent contractor under the Code; or
º	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock or OP units for purposes of complying with the registration provisions of the Securities Act;

Comparison of the Rights, Privileges and Preferences of Ownership of OP Units and Common Stock

Generally, the nature of an investment in our common stock is similar in several respects to an investment in OP units. Holders of our common stock and holders of OP units generally receive the same distributions. Common stockholders and holders of OP units generally share in the risks and rewards of ownership in our business conducted through our operating partnership. However, there are differences between ownership of OP units and ownership of our common stock, some of which may be material to investors.

The information below highlights a number of the significant differences between our operating partnership and us relating to, among other things, form of organization, management control, voting and consent rights, liquidity and federal income tax considerations. These comparisons are intended to assist limited partners in understanding how their investment changes if they exchange their OP units for shares of our common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of OP units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, particularly our charter, our bylaws and the partnership agreement, for additional important information about us.

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.	AMERICAN REALTY CAPITAL PROPERTIES, INC.
Form of Organization and Assets Owned
Our operating partnership is organized as a Delaware limited partnership. Substantially all of our assets are held by, and our operations run through, our operating partnership. Our operating partnership’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the DRULPA, provided that it must conduct its business in a manner that allows us to maintain our qualification as a REIT, unless we cease to qualify as a REIT for reasons other than the conduct of the business of our operating partnership.
We are a Maryland corporation. We have elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2011. We intend to maintain our qualification as a REIT. Our only substantial asset is our interest in our operating partnership, which gives us an indirect investment in its properties. Under our charter, we may engage in any lawful act or activity permitted by the MGCL.
Additional Equity
As sole general partner, we have the ability to cause our operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units with terms, provisions and rights that are preferential to those of the OP units. In addition, we may issue additional shares of our	Our board of directors may cause us to issue, in its discretion, additional shares of common stock or additional shares of preferred stock provided that such additional shares of any class or series do not exceed the authorized number of shares of stock stated in our charter. Our Board of Directors has the power to amend our charter to increase or decrease

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.	AMERICAN REALTY CAPITAL PROPERTIES, INC.
common stock, preferred stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having parallel designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the securities that we have issued.
the number of authorized shares of our common stock and preferred stock without stockholder approval. As long as our operating partnership is in existence, we are generally required to contribute to our operating partnership, in exchange for OP units, the net proceeds of all equity capital raised by us.
Management Control
We are the sole general partner of our operating partnership and conduct substantially all of our business in or through it. As the sole general partner of the operating partnership, we exercise exclusive and complete discretion in its day-to-day management and control, subject to the consent of the limited partners in certain limited circumstances and except as expressly limited in the partnership agreement. We can cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings and cause changes in its line of business, capital structure and distribution policies. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively. We are under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders.	Under our charter and bylaws:
• our business and affairs are managed under the direction of our Board of Directors, except as conferred on or reserved to the stockholders by statute or by our charter or bylaws;
• at each annual meeting of stockholders, our stockholders elect directors for one-year terms, serving until the next annual meeting and until their successors are duly elected and qualify;

•

if our Board of Directors determines that it is no longer in our best interests to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate our REIT election pursuant to Section 856(g) of the Code; and

• our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.	AMERICAN REALTY CAPITAL PROPERTIES, INC.
Duties of Directors
Under Delaware law, we are subject to the restrictions and liabilities of a partner in a partnership. To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers and directors and any other persons we may designate. Similarly, the partnership agreement limits our liability, as well as that of our officers and directors, to the operating partnership.
Under Maryland law, our directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Directors who act in this manner generally will not be liable to us for monetary damages arising from their activities. To the maximum extent permitted by Maryland law, our charter obligates us to indemnify our officers, directors and certain other individuals. Similarly, our charter limits the liability of our directors and officers to the maximum extent permitted by Maryland law.
Anti-Takeover Provisions
As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. A general partner may not be removed by a limited partner with or without cause, except with the consent of the general partner.	The provisions of our charter on removal of directors and the advance notice provisions of the bylaws, and certain other provisions of our charter and bylaws, could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stockholders or otherwise be in their best interest. These provisions include:
The partnership agreement provides we may not engage in any merger, consolidation or other combination with or into another entity, as defined in the partnership agreement, or sale of all or substantially all of our assets (other than in connection with a change in our state of incorporation or organizational form), in each case which results in a change of control of the company, unless at least one of the following conditions is met:

  •

the power of our Board of Directors to authorize, without stockholder approval, us to issue additional classes or series of common or preferred stock, including stock with voting and other rights superior to our common stock,

•

a requirement that members of our Board of Directors may be removed only by the affirmative vote of two-thirds of the shares then outstanding and entitled to vote generally in the election of directors,

• the consent of a majority in interest of all outstanding OP units (other than OP units held by us) is obtained;	• restrictions on ownership and transfer of our stock in order for us to maintain our status as a REIT,

•

as a result of such transaction, all limited partners will receive, or have the right to receive, for each OP unit held, an amount of cash, securities or other property equal in value to the product of the conversion factor, as defined in the partnership agreement, and the greatest amount of cash, securities or other property paid in the transaction to a common

• a requirement that nominations of persons for election to our Board of Directors and proposals of other business to be considered by our stockholders at the annual meeting may be made only:

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.	AMERICAN REALTY CAPITAL PROPERTIES, INC.
stockholder in consideration of one share of common stock, provided that that if, in connection with such transaction, a purchase, tender or exchange offer, or an Offer, shall have been made to and accepted by the holders of more than 50% of the outstanding shares of common stock, each holder of OP units shall be given the option to exchange its OP units for the greatest amount of cash, securities or other property that such holder of OP units would have received had it (A) exercised its redemption right, pursuant to the partnership agreement and (B) sold, tendered or exchanged pursuant to the Offer the shares of common stock received upon exercise of such redemption right immediately prior to the expiration of the Offer, or

  •

by any stockholder who was a stockholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the applicable notice procedures;

• pursuant to our notice of the meeting; or
• by or at the direction of our Board of Directors.
Likewise, if our Board of Directors were to rescind the resolution exempting business combinations from the business combination provisions of the MGCL (or does not otherwise approve a business combination) or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

•

we are the surviving entity in the transaction and either (A) the common stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners receive for each OP unit held by such limited partners an amount of cash, securities or other property (expressed as an amount per share of common stock) that is no less in value than the product of the conversion factor, and the greatest amount of cash, securities or other property (expressed as an amount per share of common stock) received in the transaction by any common stockholder.

Our Board of Directors may also make certain elections under Subtitle 8 of Title 3 of the MGCL, without stockholder approval, that could have anti-takeover effects. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws — Subtitle 8.”

Voting and Consent Rights

Under the partnership agreement, all management powers over the business and affairs of our operating partnership are exclusively vested in the general partner, and no limited partner shall have any right to participate in or exercise control or management power over the business and affairs of our operating partnership, including voting or consent rights. However, certain amendments to the partnership agreement, as well as certain termination transactions, require consent from the limited partners, as set forth below.	Our business and affairs are managed under the direction of our Board of Directors. Stockholders elect the directors to one-year terms at our annual meetings. Maryland law requires that some major corporate transactions, including most amendments to our charter, may not be consummated without the approval of stockholders as set forth below. All holders of our common stock have one vote per share. Our charter permits our Board of Directors to classify and cause us to issue preferred stock in one or more classes or series, having voting power which may differ from that of our common stock.

The following is a comparison of the voting rights of the limited partners of our operating partnership and our common stockholders as they relate to some major events or transactions:

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.	AMERICAN REALTY CAPITAL PROPERTIES, INC.

Amendment of the Partnership Agreement or Our Charter and Bylaws

As general partner, we generally have the power to unilaterally amend the partnership agreement in any respect without obtaining the consent of the limited partners. However, the following amendments require the approval of partners holding 50% of all outstanding OP units (including the OP units held by us as general partner and as a limited partner).:	Our charter may generally be amended only if declared advisable by our Board of Directors and approved by the affirmative vote of the stockholders holding at least a majority of all the votes entitled to be cast on the matter under consideration, and in the case of an amendment that would materially and adversely affect any right, preference, privilege or voting power of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, the consent of two-thirds of the outstanding shares of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, voting as a single class, respectively. However, the provision of our charter regarding director removal and the corresponding amendment provision may be amended only if advised by our Board of Directors and approved by the affirmative vote of the stockholders holding not less than two-thirds of all of the votes entitled to be cast on the matter.
• any amendment that would adversely affect the rights of the limited partners to receive distributions payable to them, other than with respect to the issuance of additional OP units;
• any amendment that would alter the operating partnership’s allocations of profit and loss to the limited partners, other than with respect to the issuance of additional OP units;
• any amendment that would impose on the limited partners any obligation to make additional capital contributions to the partnership; and
• Our bylaws provide that only our Board of Directors may amend or repeal our bylaws or adopt new laws.
• any amendment to the above provisions.

Dissolution of ARC Properties Operating Partnership, L.P. or American Realty Capital Properties, Inc.

Our operating partnership will dissolve, and its affairs will be wound up, upon the first to occur of the following:	Under applicable Maryland law and our charter, our dissolution:

•

an event of bankruptcy, as defined in the partnership agreement (unless (A) the limited partners elect to continue the partnership, or (B) at the time of the occurrence of such event, there is at least one remaining general partner of the operating partnership who is thereby authorized to and does carry on the business of the operating partnership);

• must be declared advisable by a majority of our Board of Directors, and
• must be approved by stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

•

the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership, provided, that if the operating partnership receives an installment obligation as consideration for such sale or other disposition, the operating partnership shall continue, unless sooner dissolved under the provisions of the partnership agreement, until such time as such installment obligations are paid in full;

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.	AMERICAN REALTY CAPITAL PROPERTIES, INC.

•

the redemption of all OP units unless we decide to continue the partnership by the admission of one or more limited partners by the admission of one or more additional limited partners effective as of such redemption;

• an election in writing by us in our capacity as the general partner that the operating partnership should be dissolved;
• such time as there are no limited partners of the operating partnership, unless the business of the operating partnership is continued in accordance with the DRULPA; or
• the entry of a decree of judicial dissolution of the operating partnership under Section 17-802 of the DRULPA.

Vote Required to Merge, Consolidate or Sell Assets

The partnership agreement provides that our company may not engage in any termination transaction unless certain conditions are met (see “—Anti-Takeover Provisions” above).	Under Maryland law and our charter, we shall not consolidate, merge, sell all or substantially all of our assets or engage in a share exchange unless such transaction:
• is approved by the affirmative vote of two-thirds of our entire Board of Directors, and
• is approved by stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

Tax Indemnity

We are party to a tax protection agreement with the contributor, a selling stockholder, pursuant to which we have agreed to indemnify the contributor for its tax liabilities (plus an additional amount equal to the taxes incurred as a result of such indemnity payment) attributable to its built-in gain, as of the closing of the formation transactions, with respect to its interests in the contributed properties (other than two properties that were originally vacant and held in a TRS one of which has been sold and the other of which is classified as held for sale), if we sell, convey, transfer or otherwise dispose of all or any portion of these interests in a taxable transaction on or prior to September 6, 2021, which is ten years after the closing of the formation transactions. The sole and exclusive rights and remedies of the contributor under the tax protection agreement will be a claim against our operating partnership for the contributor’s tax liabilities as calculated in the tax protection agreement, and the contributor shall not be entitled to pursue a claim for specific performance or bring a claim against any person that acquires a protected party from our operating partnership in violation of the tax protection agreement.	Our common stockholders are not entitled to any tax indemnity.

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.	AMERICAN REALTY CAPITAL PROPERTIES, INC.

Compensation, Fees and Distributions

We do not receive any compensation for our services as general partner of our operating partnership. As a partner, however, we have a right to allocations and distributions similar to other partners. In addition, our operating partnership will reimburse us for all expenses incurred relating to our ongoing operations and any issuance of additional partnership interests.	Our officers, who are employees of our Manager, do not receive compensation directly from us for their services.
A member of our board of directors who is also an employee of ARC is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. Each non-executive director receives an annual fee for his or her services of $30,000, payable in quarterly installments in conjunction with quarterly meetings of the board of directors, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees are limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Each non-executive director also will receive an annual award of 3,000 restricted shares of our common stock. Each of our non-executive directors may elect to forego receipt of all or any portion of the cash or equity compensation payable to them for service as one of our directors and direct that we pay such amounts to a charitable cause or institution designated by such director. We will also reimburse each of our directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings. The independent directors are entitled to receive $750 for each transaction reviewed and voted upon with a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting.

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.	AMERICAN REALTY CAPITAL PROPERTIES, INC.
Concurrently with the closing of our IPO and on the date of our 2012 annual board meeting, we granted 3,000 restricted shares of our common stock on each such date to each of our three independent directors, each of whom was a non-executive director, pursuant to the American Realty Capital Properties, Inc. Non-Executive Director Stock Plan. Awards of restricted stock will vest ratably over a five-year period following the first anniversary of the date of grant in increments of 20% per annum, subject to the director’s continued service on our board of directors, and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders.
Liability of Investors
Under applicable Delaware law, a limited partner is generally not liable for the obligations of our operating partnership, unless the limited partner is also a general partner or, in addition to the exercise of the limited partner’s rights and powers as a limited partner, the limited partner takes part in the control of the business. The liability of the limited partners for debts and obligations is generally limited to the amount of their current investment in our operating partnership, measured as an amount equal to their respective capital account balance. Under the partnership agreement, limited partners have no liability except as expressly provided for therein or under Delaware law.
Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of their status as stockholders.

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.	AMERICAN REALTY CAPITAL PROPERTIES, INC.
Liquidity
We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or a sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:	A stockholder is entitled to freely transfer the shares of our common stock received in exchange for OP units, subject to prospectus delivery and other requirements for registered securities and subject to the restrictions on ownership and transfer of shares of our stock contained in our charter. Our common stock is listed on NASDAQ.

The success of the secondary market for shares of our common stock depends, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in us and other real estate investments and our dividend yield compared to that of other debt and equity securities.
• we receive the consent of limited partners holding more than 50% of the OP units of the limited partners (other than those held by us or our subsidiaries);

•

as a result of such transaction, all limited partners (other than us or our subsidiaries) will receive for each OP unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common stock, each holder of OP units (other than those held by us or our subsidiaries) shall be given the option to exchange its OP units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.	AMERICAN REALTY CAPITAL PROPERTIES, INC.

•

we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each OP unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders

Under the partnership agreement, holders of OP units do not have redemption or exchange rights and may not otherwise transfer their OP units, except under certain limited circumstances, until 12 months after the receipt of such OP units.
Beginning 12 months after the receipt of OP units, any transfer of operating OP units by the limited partners must be made only to “accredited investors” as defined under Rule 501 of the Securities Act. In each case, the transferee must agree to assume the transferor’s obligations under the partnership agreements.

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.	AMERICAN REALTY CAPITAL PROPERTIES, INC.
Taxes
We are the tax matters partner of our operating partnership and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Our operating partnership itself is not required to pay federal income taxes. Instead, each holder of partnership interests (including OP units) includes its allocable share of partnership taxable income or loss in determining its individual federal income tax liability. Income and loss generally is subject to “passive activity” limitations. Under the “passive activity” rules, partners can generally offset income and loss that is considered “passive” against income and loss from other investments that constitute “passive activities.”

Partnership cash distributions are generally not taxable to a holder of partnership interests (including OP units) except to the extent they exceed the holder’s basis in its partnership interest, which will include such holder’s allocable share of the debt of the partnership.

Holders of partnership interests (OP units) are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.	As long as we continue to qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as “qualified dividend income” for individual U.S. stockholders. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a stockholder’s adjusted basis in his, her or its common stock, with the excess taxed as capital gain.

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain.

Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions.

Conversion of Manager’s Stock into Common Stock

The Manager’s Stock is a separate class of stock that, with limited exceptions, has the same rights as our common stock. See “Description of Capital Stock – Manager’s Stock.” At such time as any dividends are paid on our common stock, the Manager’s Stock is entitled to receive a concurrent dividend per share in an amount equal to 1% of such dividend received on each share of common stock. At such time that we cover the payment of cash dividends declared on shares of our common stock with adjusted funds from operations for the six immediately preceding months, to the extent any shares of Manager’s Stock remain outstanding, no dividends will be authorized or paid or set aside for payment on shares of our common stock until the holders of the Manager’s Stock then outstanding have received dividends per share of Manager’s Stock equal to the cash dividends that were paid on each share of common stock, less the amount of any concurrent dividends that were paid on the Manager’s Stock, that were not so paid on such shares of Manager’s Stock during the period in which such shares of common stock and Manager’s Stock were outstanding. Upon the occurrence of this dividend triggering event and the payment of all deferred dividends pursuant to the foregoing sentence, each share of Manager’s Stock will convert into a share of common stock; provided, that to the extent any shares of Manager’s Stock remain subject to further vesting requirements, such vesting requirements will apply to the shares of common stock into which such shares of Manager’s Stock were converted.

Conversion of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock into Common Stock

Terms and Conditions of Conversion

A holder of Series A Convertible Preferred Shares or Series B Convertible Preferred Shares shall have the right, at his or her option, from and after the date which is one year after the date on which such Series A Convertible Preferred Shares or Series B Convertible Preferred Shares were issued and sold, to convert such shares into the number of fully paid and non assessable shares of common stock obtained by dividing the aggregate liquidation preference of such Series A Convertible Preferred Shares or Series B Convertible Preferred Shares by the conversion price in effect at the time of conversion.

Comparison of the Rights, Privileges and Preferences of Ownership of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock and Common Stock

Generally, the nature of an investment in our common stock is similar in several respects to an investment in our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock. Holders of our common stock and holders of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock generally share in the risks and rewards of ownership in our business. However, there are differences between ownership of our common stock and ownership of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, some of which may be material to investors.

The information below highlights a number of the significant differences between ownership of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock and our common stock relating to, among other things, voting and consent rights, dividend distributions, liquidation preferences, redemptions and conversions. These comparisons are intended to assist holders of shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock in understanding how their investment changes if they convert their shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock for shares of our common stock.

This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, particularly our charter (including the articles supplementary with respect to our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock) and our bylaws, for additional important information.

The following is a comparison of the rights, privileges and preferences of the holders of our Series A Convertible Preferred Stock and our common stockholders:

AMERICAN REALTY CAPITAL PROPERTIES, INC. — SERIES A CONVERTIBLE PREFERRED STOCK	AMERICAN REALTY CAPITAL PROPERTIES, INC. — COMMON STOCK
Voting and Consent Rights
Except in certain limited circumstances, the holders of our Series A Convertible Preferred Stock are not entitled to vote. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Convertible Preferred Stock is required to amend, alter or repeal any provision of the charter, including the terms of the Series A Convertible Preferred Stock, if such action would materially and adversely affect the voting powers, rights or preferences of the shares of our Series A Convertible Preferred Stock. The amendment of or supplement to our charter to authorize, create, increase or decrease the authorized shares ranking senior, junior to or on a parity with our Series A Convertible Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the Series A Convertible Preferred Stock.	Our business and affairs are managed under the direction of our Board of Directors. Stockholders elect the directors to one-year terms at our annual meetings. Maryland law requires that some major corporate transactions, including most amendments to our charter, may not be consummated without the approval of stockholders. All holders of our common stock have one vote per share. Our charter permits our Board of Directors to classify and cause us to issue preferred stock in one or more classes or series, having voting power which may differ from that of our common stock.
With respect to the exercise of the above-described voting rights, each share of Series A Convertible Preferred Stock shall have one vote per share.
Liquidation Preference
If (i) we dissolve or wind up, (ii) we consolidate or merge into an entity that is not an affiliate such that there results a change in our control or (iii) we sell or transfer all or substantially all of our assets other than to an affiliate, the holders of our Series A Convertible Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock and Manager’s Stock, liquidating distributions in an amount equal to the greater of (i) (A) $11.00 per share plus all accrued and unpaid dividends, or the liquidation preference, plus (B) the applicable redemption premium equal to 1% of the liquidation preference or (ii) an amount per share of Series A Convertible Preferred Stock equal to the amount which would have been payable had each share of Series A Convertible Preferred Stock been converted into shares of common stock immediately prior to such liquidation, merger or sale.	In the event of our liquidation, dissolution or winding up of our affairs, after payment or provision for payment of the debts and other liabilities of our company and of any preferential and other amounts, if any, to which the holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall be entitled, the holders of all outstanding shares of common stock and Manager’s Stock shall be entitled to receive, on a pro rata basis, the remaining assets of the company available for distribution ratably in proportion to the number of shares held by each such stockholder.

AMERICAN REALTY CAPITAL PROPERTIES, INC. — SERIES A CONVERTIBLE PREFERRED STOCK	AMERICAN REALTY CAPITAL PROPERTIES, INC. — COMMON STOCK
Dividend Rights
Our Series A Convertible Preferred Stock ranks senior with respect to dividends and upon liquidation to our common stock and any stock that is expressly designated as ranking junior to our Series A Convertible Preferred Stock, on parity with our Series B Convertible Preferred Stock and any stock that is entitled to dividends and distbributions on parity with our Series A Convertible Preferred Stock, and junior to any other preferred stock we may issue other than additional series of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. Dividends are payable in cash at a rate per annum equal to $0.77 per share of Series A Convertible Preferred Stock subject to applicable law and authorization by our Board of Directors and declaration by us of the dividends. Such dividends are cumulative from the date of issuance of the Series A Convertible Preferred Stock and are payable monthly.
Subject to applicable law and the rights of the holders of any outstanding class or series of preferred stock, including Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and any other class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends, dividends may be declared and paid on the common stock out of the assets of our company that are by law available therefore at such times and in such amounts as our Board of Directors in its discretion shall determine.
Redemption and Conversion
We may redeem our Series A Convertible Preferred Stock, in whole, or in part, at a cash redemption price per share equal to the liquidation preference, plus a redemption premium equal to 1% of the liquidation preference.	There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock.
If, at any time, the market price of shares of our common stock is less than $3.25 per share, each Series A Convertible Preferred Share will automatically be converted into the number of fully paid and nonassessable shares of our common stock obtained by dividing the aggregate liquidation preference of such Series A Convertible Preferred Shares by the conversion price in effect immediately prior to the close of business on such date.

The following is a comparison of the rights, privileges and preferences of the holders of our Series B Convertible Preferred Stock and our common stockholders:

AMERICAN REALTY CAPITAL PROPERTIES, INC. — SERIES B CONVERTIBLE PREFERRED STOCK	AMERICAN REALTY CAPITAL PROPERTIES, INC. — COMMON STOCK
Voting and Consent Rights
Except in certain limited circumstances, the holders of our Series B Convertible Preferred Stock are not entitled to vote. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series B Convertible Preferred Stock is required to amend, alter or repeal any provision of the charter, including the terms of the Series B Convertible Preferred Stock, if such action would materially and adversely affect the voting powers, rights or preferences of the shares of our Series B Convertible Preferred Stock. The amendment of or supplement to our charter to authorize, create, increase or decrease the authorized shares ranking senior, junior to or on a parity with our Series B Convertible Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of our Series B Convertible Preferred Stock. With respect to the exercise of the above-described voting rights, each share of Series B Convertible Preferred Stock shall have one vote per share.
Our business and affairs are managed under the direction of our Board of Directors. Stockholders elect the directors to one-year terms at our annual meetings. Maryland law requires that some major corporate transactions, including most amendments to our charter, may not be consummated without the approval of stockholders. All holders of our common stock have one vote per share. Our charter permits our Board of Directors to classify and cause us to issue preferred stock in one or more classes or series, having voting power which may differ from that of our common stock.
Liquidation Preference
If (i) we dissolve or wind up, (ii) we consolidate or merge into an entity that is not an affiliate such that there results a change in our control or (iii) we sell or transfer all or substantially all of our assets other than to an affiliate, the holders of our Series B Convertible Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock and Manager’s Stock, liquidating distributions in an amount equal to the greater of (i) (A) $10.60 per share, plus all accrued and unpaid dividends, or the liquidation preference, (B) the applicable redemption premium equal to 1% of the liquidation preference or (ii) an amount per share of Series B Convertible Preferred Stock equal to the amount which would have been payable had each share of Series B Convertible Preferred Stock been converted into shares of common stock immediately prior to such liquidation, merger or sale.	In the event of our liquidation, dissolution or winding up of our affairs, after payment or provision for payment of the debts and other liabilities of our company and of any preferential and other amounts, if any, to which the holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall be entitled, the holders of all outstanding shares of common stock and Manager’s Stock shall be entitled to receive, on a pro rata basis, the remaining assets of the company available for distribution ratably in proportion to the number of shares held by each such stockholder.

AMERICAN REALTY CAPITAL PROPERTIES, INC. — SERIES B CONVERTIBLE PREFERRED STOCK	AMERICAN REALTY CAPITAL PROPERTIES, INC. — COMMON STOCK
Dividend Rights
Our Series B Convertible Preferred Stock ranks senior with respect to dividends and upon liquidation to our common stock and any stock that is expressly designated as ranking junior to our Series B Convertible Preferred Stock, on parity with our Series A Convertible Preferred Stock and any stock that is entitled to dividends and distributions on parity with our Series B Convertible Preferred Stock, and junior to any other preferred stock we may issue other than additional series of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. Dividends are payable in cash at a rate per annum equal to $0.74 per share of Series B Convertible Preferred Stock subject to applicable law and authorization by our Board of Directors and declaration by us of the dividends. Such dividends are cumulative from the date of issuance of the Series B Convertible Preferred Stock and are payable monthly.
Subject to applicable law and the rights of the holders of any outstanding class or series of preferred stock, including Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and any other class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends, dividends may be declared and paid on the common stock out of the assets of our company that are by law available therefore at such times and in such amounts as our Board of Directors in its discretion shall determine.
Redemption and Conversion
We may redeem our Series B Convertible Preferred Stock, in whole, or in part, at a cash redemption price per share equal to the liquidation preference, plus a redemption premium equal to 1% of the liquidation preference.	There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock.
If, at any time, the market price of shares of our common stock is less than $3.80 per share, each Series B Convertible Preferred Share will automatically be converted into the number of fully paid and nonassessable shares of our common stock obtained by dividing the aggregate liquidation preference of such Series B Convertible Preferred Shares by the conversion price in effect immediately prior to the close of business on such date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses the material U.S. federal income tax considerations associated with our qualication and taxation as a REIT and the acquisition, ownership and disposition of our shares of common stock. This summary is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This summary does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, nancial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Stockholders, as dened below). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We have elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury regulations promulgated thereunder, or Treasury Regulations, commencing with our taxable year ended December 31, 2011. We intend to continue operating as a REIT so long as our Board determines that REIT qualication remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Code Sections 856 through 860, and qualies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2011, we have been organized in conformity with the requirements for qualication as a REIT under the Code and our actual method of operation through the date hereof has enabled and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet the requirements for qualication and taxation as a REIT under the Code, and (ii) our operating partnership has been and will be taxed as a partnership and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its rst taxable year. This opinion has been led as an exhibit to the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualication as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws.

Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualication, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualication and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualication, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reect our protability.
•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as dened in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.
•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See “— REIT Qualication Tests — Prohibited Transactions.”

•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.
•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualication because of specied cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate (currently 35%) by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any other provision of the Code that would result in our failure to continue to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualication, but we will be required to pay a penalty of $50,000 for each such failure.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. Such penalties generally would not be deductible by us.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset for up to a 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	A 100% tax may be imposed on transactions between us and a TRS that do not reect arm’s-length terms.
•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.
•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and prots for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualication as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualication Tests

Organizational Requirements. The Code denes a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the benecial ownership of which is evidenced by transferable shares or by transferable certicates of benecial interest;

•	that would be taxable as a domestic corporation but for its qualication as a REIT;
•	that is neither a nancial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;
•	the benecial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by ve or fewer individuals (as dened in the Code to include specied entities);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satises all relevant ling and other administrative requirements established by the IRS that must be met to maintain qualication as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The rst ve organizational requirements must be met during each taxable year for which REIT qualication is sought, while the sixth and seventh conditions do not have to be met until after the rst taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying the last condition.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualied REIT Subsidiaries. A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest is treated as our assets and items of income for purposes of Asset Tests and Gross Income Tests (each as dened below).

We expect to control our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualication as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our qualication as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a Gross Income Test or Asset Test (each as dened below), and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own certain assets through subsidiaries that we intend to be treated as “qualied REIT subsidiaries.” A corporation will qualify as our qualied REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualied REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualied REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as dened below). A qualied REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a qualied REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we currently hold all of our investments through the operating partnership, we also may hold investments separately, through qualied REIT subsidiaries. Because a qualied REIT subsidiary must be wholly owned by a REIT, any such subsidiary utilized by us would have to be owned by us, or another qualied REIT subsidiary, and could not be owned by the operating partnership unless we own 100% of the equity interest in the operating partnership.

If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset Tests and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Ownership of Interests in TRSs. We currently own an interest in one TRS and may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualication as a REIT.

A TRS is subject to U.S. federal income tax as a regular C corporation. In addition, if certain tests regarding the TRS’s debt-to-equity ratio are not satised, a TRS generally may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satised in that year). A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 25% of the gross value of a REIT’s assets may be comprised of securities of one or more TRS. See “— Asset Tests.”

Share Ownership Requirements

The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely-held,” which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by ve or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specically dened for this purpose. However, these two requirements do not apply until after the rst taxable year an entity elects REIT status.

Our charter contains certain provisions intended, among other purposes, to enable us to meet the sixth and seventh requirements above. First, subject to certain exceptions, our charter provides that no person may benecially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, as well as in certain other circumstances. See the section entitled “Description of Capital Stock — Restrictions on Ownership and Transfer” in this prospectus. Additionally, our charter contains provisions requiring each holder of our shares to disclose, upon demand, constructive or benecial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of ling their annual income tax returns for the year in which the request was made.

Asset Tests

At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualication as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least ve years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

We are currently invested in the real properties described in the “American Realty Capital Properties Inc.” section of this prospectus. In addition, we have invested and intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets generally may be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specied date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on prots, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as dened in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate related debt investments; provided, that the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% Asset Test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualication for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identies the failure (or such other time period prescribed by the Department of the Treasury, or the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satised the requirements if (1) following the REIT’s identication of the failure, the REIT les a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identication occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under Code Section 11, by (y) the net income generated by the assets that caused the failure for the period beginning on the rst date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satises the requirements).

Income Tests

For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as dened under our method of accounting, or the Gross Income Tests.

75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specied investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

95% Gross Income Test.  At least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Rents from Real Property.  Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”) and subject to the rules discussed below. Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net prots of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or prots of any person from the underlying property. However, rent will not fail to qualify if it is based on a xed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is xed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or prots.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The Board of Directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or prots of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. The TRSs will pay regular corporate tax rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Interest Income.  It is possible that we will be paid interest on loans secured by real property. All interest income qualies under the 95% Gross Income Test, and interest on loans secured by real property qualies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or prots of any person (excluding amounts based on a xed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. All of our loans secured by real property will be structured this way. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

Dividend Income.  We may receive distributions from TRSs or other corporations that are not REITs or qualied REIT subsidiaries. These distributions are generally classied as dividends to the extent of the earnings and prots of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that such actions will in all cases prevent such a violation.

Foreclosure Property.  Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.

Satisfaction of the Gross Income Tests.  Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. However, we may establish a TRS in order to engage on a limited basis in acquiring and promptly reselling short-and medium-term lease assets for immediate gain. The gross income generated by our TRS would not be included in our gross income. However, any dividends from our TRS to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualication as a REIT for such year if we satisfy the IRS that (1) the failure was due to reasonable cause and not due to willful neglect, (2) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (3) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reect our protability.

Annual Distribution Requirements

In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the rst regular dividend payment made after such declaration); and (3) le an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deciency dividend” (plus penalties and interest to the IRS) within a specied period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as dened in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash ow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash ow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify

If we fail to continue to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and prots) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specic statutory provisions, we will not be eligible to elect REIT qualication for the four taxable years following the year during which qualication was lost.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specied stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualication as a REIT.

Prohibited Transactions

As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we may eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being ``prohibited transactions,” which will limit the annual number of transactions. See “— Ownership of Interests in TRSs.”

Characterization of Property Leases

We have acquired and intend to acquire and own commercial properties subject to net leases. We have structured and currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;
•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;
•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;
•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, xtures and equipment, and certain capital expenditures;
•	the lessee will benet from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;
•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;
•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;
•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;
•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;
•	we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful prot, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and
•	upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts, partnership agreements or otherwise, rather than true leases, or disregard the leases altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualication as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% Gross Income Tests and, as a result, could lose our REIT qualication.

Tax Aspects of Investments in Partnerships

General.  We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we own a direct interest in the operating partnership, and the operating partnership, in turn, owns the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the operating partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classied as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualication as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners.  Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations.

In some cases, special allocations of net prots or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benets from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall rst on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Tax Consequences of the Exercise of Exchange Rights

If an OP unit holder exercises its right to require the operating partnership to acquire all or part of its OP units, and we elect to acquire some or all of such OP units in exchange for our shares of common stock, the exchange will be treated as a taxable sale of the OP units to us. The OP unit holder generally will recognize gain or loss based on the difference between the amount realized for U.S. federal income tax purposes and the OP unit holder’s adjusted basis in the OP units sold. The amount realized will be equal to the value of our shares of common stock received, plus the amount of liabilities of the operating partnership allocable to the OP units being exchanged. In general, gain or loss recognized on the sale of an OP unit will be treated as capital gain or loss. To the extent that the OP unit holder’s amount realized on the transaction is attributable to the OP unit holder’s share of inventory or unrealized receivables of the operating partnership, such portion may be recharacterized as ordinary income. The recognition of any loss is subject to a number of limitations set forth in the Code. The tax treatment of any acquisition of your OP units by the operating partnership in exchange for cash may be similar, depending on your circumstances.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.  As long as we qualify as a REIT, distributions paid to our U.S. stockholders out of current or accumulated earnings and prots (and not designated as capital gain dividends or, for tax years beginning before January 1, 2013, qualied dividend income) will be ordinary income. Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions in excess of current and accumulated earnings and prots are treated rst as a return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its common stock by the amount of such distribution, and then as capital gain. Because our earnings and prots are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a return of capital. Additionally, because distributions in excess of earnings and prots reduce the U.S. Stockholder’s basis in our stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2013, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualied dividend income.” A portion of a distribution that is properly designated as qualied dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualied dividend income for a taxable year is equal to the sum of:

(1) the qualied dividend income received by us during such taxable year from C corporations (including any TRSs);

(2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualied dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any TRSs, and specied holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless we lose our REIT qualication. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specic date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

For taxable years beginning before January 1, 2013, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above, this reduced tax rate will not apply to dividends paid by us.

Cost Basis Reporting.  U.S. federal income tax information reporting rules may apply to certain transactions in our shares. Where such rules apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. Generally these rules apply to all shares purchased after December 31, 2010, including those purchased through a distribution reinvestment plan. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “rst in/rst out” basis. Any shares purchased in a distribution reinvestment plan are also eligible for the “average cost” basis method, should you so elect.

Information reporting (transfer statements) on other transactions may also be required under these new rules. Generally, these reports are made for certain transactions other than purchases in shares acquired before January 1, 2011. Transfer statements are issued between “brokers” and are not issued to the IRS or to you. Stockholders should consult their tax advisors regarding the consequences of these new rules.

Medicare Tax.  Certain U.S. Stockholders who are individuals, estates or trusts are required to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our common stock.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualied employee pension and prot sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its shares of common stock, or the shares of common stock are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benet associations, supplemental unemployment benet trusts and qualied group legal service plans (all of which are exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) or (20)), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely-held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneciaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our shares of common stock may be publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and nancial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identication number or social security number, certies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identication number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends and, after December 31, 2014, proceeds of sale in respect of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satised. We will not pay any additional amounts in respect to any amounts withheld.

Taxation of Non-U.S. Stockholders

General.  The rules governing the U.S. federal income taxation of Non-U.S. Stockholders are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and nancial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT. A “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of United States real property interests, or USRPIs, and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and prots. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the shares of common stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch prots tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and prots will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sales of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.  Pursuant to the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions that are attributable to gain from our sales or exchanges of USRPIs will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch prots tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (2) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one year period ending on the date of such distribution. We anticipate that our shares of common stock will be “regularly traded” on an established securities market for the foreseeable future, although, no assurance can be given that this will be the case.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we generally will withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with appropriate documentation (1) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate) or (2) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder les applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation; provided, that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (2) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous ve year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) our shares of common stock are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of our outstanding shares of common stock at any time during the ve-year period ending on the date of the sale.

We believe, but cannot assure you, that we will qualify as “domestically controlled.” However, if we were not domestically controlled, a Non-U.S. Stockholder’s sale of shares of common stock would be subject to tax, unless the shares of common stock were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the ve-year period ending on the date of sale more than 5% in value of our shares of common stock. We anticipate that our shares of common stock will be “regularly traded” on an established securities market for the foreseeable future, although, no assurance can be given that this will be the case. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, and the purchaser of such shares of common stock may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non- U.S. Stockholder certies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certies its non-U.S. status and further certies that it has not been, and at the time the certicate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certication pertains. Prospective foreign purchasers should consult their tax advisors and nancial planners concerning these rules.

With respect to payments made after December 31, 2013, a withholding tax of 30% will be imposed on dividends from, and, after December 31, 2014, the gross proceeds of a disposition of, our common stock paid to certain foreign entities unless various information reporting requirements are satised. Such withholding tax will generally apply to non-U.S. nancial institutions, which is generally dened for this purpose as any non- U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding nancial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. We will not pay any additional amounts in respect of any amounts withheld. Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our shares of common stock.

Other Tax Considerations

State, Local and Foreign Taxes.  We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and nancial planners regarding the effect of state, local and foreign tax laws on an investment in the shares of common stock.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modied by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently.

We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our shares of common stock.

Changes Subsequent to December 31, 2012.  As a result of the American Taxpayer Relief Act of 2012, certain aspects of the Code, relevant to holders of our common stock as discussed in the preceding disclosure have changed. In particular, (i) the special treatment afforded “qualified dividend income,” which was scheduled to expire for taxable years beginning after December 31, 2012, was extended permanently and (ii) the maximum tax rate applicable to individuals and certain other non-corporate taxpayers on net capital gain recognized on the sale or other disposition of our shares, which was 15% for taxable years beginning before December 31, 2012, was increased permanently to 20%. Additionally, final Treasury Regulations have been issued with respect to a 30% withholding tax that may apply to certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities as described in the last paragraph under each of the headings “— Taxation of U.S. Stockholders” and “— Taxation of Non-U.S. Stockholders.” These final Treasury Regulations confirm the application of such withholding tax to payments of dividends on our common stock made after December 31, 2013 and to payments of gross proceeds from a sale or other distribution of our common stock after December 31, 2016.

LEGAL MATTERS

Certain legal matters regarding the validity of the securities offered hereby and certain matters of Maryland law have been passed upon for us by Venable LLP and certain U.S. federal income tax matters have been passed upon by Proskauer Rose LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements and schedule of American Realty Capital Properties, Inc. and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The audited consolidated financial statements and schedule of American Realty Capital Trust III, Inc. and subsidiaries included and incorporated by reference in this prospectus and elsewhere in the registration statement have been so included and incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

1,882,248 Shares of Common Stock

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

The following table sets forth the costs and expenses to be borne by the registrant in connection with the offerings described in this registration statement.

SEC registration fee	$2,296
FINRA filing fee	$3,505
Legal fees and expenses	$75,000
Accounting fees and expenses	$5,000
Printing and engraving expenses	$10,000
Miscellaneous expenses	$19,199
Total	$115,000

All amounts in the table above, except the SEC registration fee and the FINRA filing fee, are estimated. These amounts do not include expenses of preparing and printing any related prospectus supplements, listing fees, trustee fees and expenses, transfer agent fees and other expenses related to offerings of particular securities from time to time. Estimated fees and expenses associated with future offerings will be provided in the applicable prospectus supplement.

Item 15. Indemnification of directors and officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or (2) any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We are party to indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

We have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

The exhibit index at the end of this registration statement identifies the exhibits that are included in this registration statement and are incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 31st day of January, 2013.

American Realty Capital Properties, Inc.

By:	/s/ Nicholas S. Schorsch Nicholas S. Schorsch Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE
/s/ Nicholas S. Schorsch Nicholas S. Schorsch	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 31, 2013
/s/ Edward M. Weil, Jr. Edward M. Weil, Jr.	President, Chief Operating Officer, Treasurer, Secretary and Director	January 31, 2013
/s/ Brian S. Block Brian S. Block	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	January 31, 2013
* Dr. Walter P. Lomax, Jr.	Independent Director	January 31, 2013
* Leslie D. Michelson	Independent Director	January 31, 2013
* Robin A. Ferracone	Independent Director	January 31, 2013
*By: /s/ Nicholas S. Schorsch Nicholas S. Schorsch Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Document
2.1(1)	Agreement and Plan of Merger, dated as of December 14, 2012, by and among American Realty Capital Properties, Inc., ARC Properties Operating Partnership, L.P., Tiger Acquisition, LLC, American Realty Capital Trust III, Inc. and American Realty Capital Operating Partnership III, L.P
3.1(2)	Articles of Amendment and Restatement of American Realty Capital Properties, Inc.
3.2(3)	Bylaws of American Realty Capital Properties, Inc.
3.3(4)	Articles Supplementary of American Realty Capital Properties, Inc., relating to Series A Convertible Preferred Stock
3.4(5)	Articles Supplementary of American Realty Capital Properties, Inc., relating to Series B Convertible Preferred Stock
4.1(2)	Amended and Restated Agreement of Limited Partnership of ARC Properties Operating Partnership, L.P.
4.2(6)	First Amendment to Amended and Restated Agreement of Limited Partnership of ARC Properties Operating Partnership, L.P.
4.3(6)	Second Amendment to Amended and Restated Agreement of Limited Partnership of ARC Properties Operating Partnership, L.P.
4.4(6)	Third Amendment to Amended and Restated Agreement of Limited Partnership of ARC Properties Operating Partnership, L.P.
5.1(7)	Opinion of Venable LLP as to the legality of the securities being registered
8.1(7)	Opinion of Proskauer Rose LLP as to certain tax matters
23.1	Consent of Grant Thornton LLP regarding its report with respect to the consolidated financial statements of American Realty Capital Properties, Inc. for the fiscal year ended December 31, 2011
23.2	Consent of Grant Thornton LLP, regarding its report with respect to the consolidated financial statements of American Realty Capital Trust III, Inc. for the fiscal year ended December 31, 2011
23.3(7)	Consent of Venable LLP (included in Exhibit 5.1)
23.4(7)	Consent of Proskauer Rose LLP (included in Exhibit 8.1)
24.1	Power of Attorney

(1)	Previously filed as an exhibit to Registrant’s Current Report on Form 8-K, filed with the SEC on December 17, 2012.
(2)	Previously filed as an exhibit to Pre-Effective Amendment No. 5 to the Registrant’s Registration Statement on Form S-11, filed with the SEC on July 5, 2011.
(3)	Previously filed as an exhibit to Pre-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form S-11, filed with the SEC on June 13, 2011.
(4)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed with the SEC on May 15, 2012.
(5)	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 30, 2012.
(6)	Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on July 31, 2012.
(7)	Previously filed as an exhibit to Pre-Effective Amendment No. 1 to this Registration Statement on Form S-3, filed with the SEC on August 16, 2012.